Exhibit (a)(1)(A)

Offer To Purchase For Cash

All Outstanding Shares of Common Stock

of

LINCARE HOLDINGS INC.

at

$41.50 NET PER SHARE

by

LINDE US INC.,

a wholly owned indirect subsidiary of

LINDE AG

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,

NEW YORK CITY TIME,

ON TUESDAY, AUGUST 7, 2012, UNLESS THE OFFER IS EXTENDED.

The Offer (as defined herein) is being made pursuant to the Agreement and Plan of Merger dated as of July 1, 2012 (the “Merger Agreement”), among Linde AG, a stock corporation organized under the laws of Germany (“Parent”), Linde US Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), and Lincare Holdings Inc., a Delaware corporation (the “Company”). Purchaser is offering to purchase all the issued and outstanding shares of common stock of the Company, par value $0.01 per share (the “Shares”), at a price of $41.50 per Share, subject to any required withholding of taxes, net to the seller in cash and without any interest thereon (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (as defined below). The Offer is conditioned upon, among other things, (i) the satisfaction of the Minimum Condition and (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). The term “Minimum Condition” is defined in Section 15 — “Certain Conditions of the Offer” and generally requires that at the expiration of the Offer there be validly tendered in accordance with the terms of the Offer and not withdrawn that number of Shares which, when taken together with Shares (if any) then owned by Parent or any of its subsidiaries, represents more than 50% of the Shares then outstanding determined on a fully diluted basis (on a “fully diluted basis” meaning the number of Shares then issued and outstanding plus all Shares which the Company may be required to issue as of such date pursuant to options, warrants, convertible securities or similar obligations then outstanding, other than the Company’s 2.75% Convertible Senior Debentures Due 2037-Series A and the Company’s 2.75% Convertible Senior Debentures Due 2037-Series B). The Offer is also subject to other conditions set forth in this Offer to Purchase. See Section 15 — “Certain Conditions of the Offer”. There is no financing condition to the Offer.

The Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, has duly and unanimously (i) approved the Merger Agreement and the transactions contemplated by the Merger Agreement (collectively, the “Transactions”), including the making of the Offer and the merger of Purchaser with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), upon the terms and subject to the conditions provided for in the Merger Agreement, (ii) determined that each of this Agreement, the Merger and the Offer is advisable, fair to and in the best interests of the Company and the stockholders of the Company and (iii) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares pursuant to the Offer and, if required by applicable law, vote in favor of the adoption of the Merger Agreement.

IMPORTANT

Any stockholder of the Company wishing to tender Shares in the Offer must (i) complete and sign the letter of transmittal that accompanies this Offer to Purchase (the “Letter of Transmittal”) in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to the Depositary (as defined herein), together with any certificates representing the Shares tendered, (ii) follow the procedure for book-entry transfer described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” or (iii) request such stockholder’s broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if such stockholder wishes to tender its Shares.

Any stockholder of the Company may also tender Shares pursuant to the guaranteed delivery procedure described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares”.

Questions and requests for assistance may be directed to the Information Agent (as defined herein) or the Dealer Manager (as defined herein) at their addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery (as defined herein) and other related materials may also be obtained from the Information Agent or the Dealer Manager. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents.

The Dealer Manager for the Offer is:

Morgan Stanley & Co. LLC

July 11, 2012

SUMMARY TERM SHEET

Linde US Inc., a Delaware corporation (“Purchaser”, “us” or “we”) and a wholly owned indirect subsidiary of Linde AG, a stock corporation organized under the laws of Germany (“Parent”), hereby offers to purchase (the “Offer”) all the issued and outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Lincare Holdings Inc. (the “Company”), at a price of $41.50 per Share, subject to any required withholding of taxes, net to the seller in cash and without any interest thereon (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal that accompanies this Offer to Purchase (the “Letter of Transmittal”). The following are answers to some of the questions you, as a stockholder of the Company, may have about the Offer. We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal and the other documents to which we have referred you because this summary may not contain all the information that is important to you. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

Who is offering to buy my securities?

Our name is Linde US Inc., a Delaware corporation formed for the purpose of making this Offer. We are a wholly owned indirect subsidiary of Parent. See the “Introduction” to this Offer to Purchase and Section 8 — “Certain Information Concerning Parent and Purchaser”.

What are the classes and amounts of securities sought in the Offer?

We are seeking to purchase all the issued and outstanding Shares. See the “Introduction” to this Offer to Purchase and Section 1 — “Terms of the Offer”.

How much are you offering to pay? What is the form of payment? Will I have to pay any fees or commissions?

We are offering to purchase the Shares at a price of $41.50 per Share, subject to any required withholding of taxes, net to the seller in cash and without any interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal. If you are the record owner of Shares and tender directly to Computershare Trust Company, N.A., the Depositary for the Offer (the “Depositary”), you will not be obligated to pay brokerage fees or commissions. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and such person tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the “Introduction” to this Offer to Purchase.

Do you have the financial resources to make payment?

We estimate that we will need approximately $4.7 billion to purchase all the issued and outstanding Shares validly tendered in the Offer, acquire all the remaining issued and outstanding Shares pursuant to the Merger, cash out certain equity awards granted by the Company, refinance certain indebtedness of the Company and pay related transaction fees and expenses. Parent will provide us with sufficient funds to consummate the Transactions. As of March 31, 2012, Parent had cash and cash equivalents equal to EUR 1.05 billion. Parent has also entered into a facilities agreement pursuant to which the lenders party thereto have agreed to make available unsecured term loan facilities in an aggregate amount of up to $4.5 billion. On July 10, 2012, Parent committed to issue new shares in an increase of Parent’s share capital, which is expected to generate gross proceeds to Parent of approximately EUR 1.4 billion. The aggregate amount of borrowings available under the facilities agreement will be reduced by the U.S. dollar equivalent of the net proceeds of the capital increase. Parent expects, based upon the combination of internally available cash and borrowings under the facilities agreement, to have sufficient cash to purchase all the issued and outstanding Shares validly tendered in the Offer, acquire all the remaining outstanding Shares pursuant to the Merger, cash out certain equity awards granted by the Company, refinance certain indebtedness of the Company and pay related transaction fees and expenses. See Section 9 — “Source and Amount of Funds”.

Is your financial condition relevant to my decision to tender my Shares in the Offer?

We do not think our financial condition is material to your decision whether to tender Shares and accept the Offer because:

•	the Offer is being made for all outstanding Shares solely for cash;

i

•	as described above, Parent will provide us with sufficient funds to consummate the Transactions;

•	the Offer is not subject to any financing condition; and

•	if we consummate the Offer, we expect to acquire any remaining outstanding Shares not purchased in the Offer for the same cash price per Share in the Merger.

See Section 9 — “Source and Amount of Funds”.

How long do I have to decide whether to tender my Shares in the Offer?

Unless we extend the Offer, you will have until 12:00 midnight, New York City time, on Tuesday, August 7, 2012 (which is the end of the day on August 7, 2012), to tender your Shares in the Offer. Furthermore, if you cannot deliver everything required to make a valid tender by that time, you may still participate in the Offer by using the guaranteed delivery procedure that is described in Section 3 of this Offer to Purchase prior to that time. See Section 1 — “Terms of the Offer” and Section 3 — “Procedures for Accepting the Offer and Tendering Shares”.

Can the Offer be extended and under what circumstances?

Yes. We have agreed in the Merger Agreement that so long as neither the Company nor Parent terminates the Merger Agreement in accordance with its terms:

•

We must extend the Offer for a period not to exceed five business days (or such longer period as the Company and Purchaser may agree in writing), if at any then scheduled expiration date of the Offer any of the Offer Conditions (as defined herein) (other than the Minimum Condition) is not satisfied or, to the extent permitted by the Merger Agreement, waived. We will not, however, be required to extend the Offer beyond the Outside Date. The “Outside Date” is October 1, 2012.

•	We may, without the Company’s consent, extend the Offer for a period not to exceed five business days if at any then scheduled expiration date of the Offer, the Minimum Condition is not satisfied.

•

We must extend the Offer, at the request of the Company, up to an aggregate of two times for a period of ten business days each (unless otherwise agreed to in writing by the Company and Parent) if at the then scheduled expiration date of the Offer the Minimum Condition is not satisfied. We will not, however, be required to extend the Offer beyond the Outside Date.

•

We must extend the Offer for any period required by any rule, regulation or interpretation of the Securities and Exchange Commission (the “SEC”) or the staff thereof or the Nasdaq Stock Market that is applicable to the Offer.

See Section 1 — “Terms of the Offer” of this Offer to Purchase for more details on our obligation and ability to extend the Offer.

Will you provide a subsequent offering period?

If necessary to obtain at least 90% of the outstanding Shares, we may, without the consent of the Company (but in consultation with the Company), provide for a subsequent offering period (a “Subsequent Offering Period”) in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”), following our acceptance of Shares in the Offer. During the subsequent offering period, if we provide one, you will be permitted to tender, but not withdraw, your Shares and receive $41.50 per Share, subject to any required withholding of taxes, net to the seller in cash and without any interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. See Section 1 — “Terms of the Offer”.

How will I be notified if the Offer is extended?

Any extension of the Offer will be followed by a public announcement no later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire. See Section 1 — “Terms of the Offer”.

What are the most significant conditions to the Offer?

The Offer is conditioned upon, among other things:

•	satisfaction of the Minimum Condition; and

•	the expiration or termination of any applicable waiting period under the HSR Act.

The term “Minimum Condition” is defined in Section 15 — “Certain Conditions of the Offer” and generally requires that at the expiration of the Offer there be validly tendered in accordance with the terms of the Offer and not withdrawn that number of Shares which, when taken together with Shares (if any) then owned by Parent or any of its subsidiaries, represents more than 50% of the Shares then outstanding determined on a fully diluted basis (on a “fully diluted basis” meaning the number of Shares then issued and outstanding plus all Shares which the Company may be required to issue as of such date pursuant to options, warrants, convertible securities or similar obligations then outstanding, other than the Company’s 2.75% Convertible Senior Debentures Due 2037-Series A and the Company’s 2.75% Convertible Senior Debentures Due 2037- Series B).

The Offer is also subject to other conditions set forth in this Offer to Purchase. See Section 15 — “Certain Conditions of the Offer”. There is no financing condition to the Offer.

We may not waive the Minimum Condition without the prior written consent of the Company. However, we may waive any other condition in our sole discretion without the Company’s consent. See Section 15 — “Certain Conditions of the Offer”.

How do I tender my Shares?

In order for Shares to be validly tendered pursuant to the Offer, you must follow these instructions:

(i)	If you are a record holder and you have certificated shares, the following must be received by the Depositary at one of its addresses set forth in the Letter of Transmittal before the Offer expires: (1) the Letter of Transmittal, properly completed and duly executed, (2) share certificates evidencing such Shares (“Share Certificates”), in proper form for transfer, and (3) any other documents required by the Letter of Transmittal.

(ii)	If you are a record holder and you have uncertificated shares, the following must be received by the Depositary at one of its addresses set forth in the Letter of Transmittal before the Offer expires: (1) the Letter of Transmittal, properly completed and duly executed, and (2) any other documents required by the Letter of Transmittal.

(iii)	If your Shares are being tendered by book-entry transfer, the following must be received by the Depositary at one of its addresses set forth in the Letter of Transmittal before the Offer expires: (1) a Book-Entry Confirmation (as defined under Section 2 — “Acceptance for Payment and Payment for Shares”), (2) the Letter of Transmittal, properly completed and duly executed, or an Agent’s Message (as defined under Section 2 — “Acceptance for Payment and Payment for Shares”) and (3) any other documents required by the Letter of Transmittal.

(iv)	If your Share Certificates are not immediately available, or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, or you otherwise cannot deliver all required documents to the Depositary before the Offer expires, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery. Please contact the Information Agent for assistance.

(v)	If you hold Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered. If Shares are held for your account in the Company 2009 Employee Stock Purchase Plan, you must contact the administrator of the plan and give instructions that your Shares be tendered.

See Section 3 — “Procedures for Accepting the Offer and Tendering Shares”.

Until what time may I withdraw previously tendered Shares?

You may withdraw your previously tendered Shares at any time until the Offer has expired and, if we have not accepted your Shares for payment by September 8, 2012, you may withdraw them at any time after that date until we accept Shares for payment. This right to withdraw will not apply to Shares tendered in any Subsequent Offering Period, if one is provided. See Section 4 — “Withdrawal Rights”.

How do I withdraw previously tendered Shares?

To withdraw previously tendered Shares, you must deliver a written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw Shares. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares and such broker, dealer, commercial bank, trust company or other nominee must effectively withdraw such Shares while you still have the right to withdraw Shares. See Section 4 — “Withdrawal Rights”.

What does the Company Board think of the Offer?

The Company Board, at a meeting duly called and held, has duly and unanimously (i) approved the Merger Agreement and the Transactions, including the making of the Offer and the Merger, upon the terms and subject to the conditions provided for in the Merger Agreement, (ii) determined that each of the Merger Agreement, the Merger and the Offer is advisable, fair to and in the best interests of the Company and the stockholders of the Company and (iii) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares pursuant to the Offer and, if required by applicable law, vote in favor of the adoption of the Merger Agreement.

A description of the reasons for the Company Board’s approval of the Offer and the Merger is set forth in the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 that is being mailed to the Company’s stockholders together with this Offer to Purchase. See the “Introduction” to this Offer to Purchase.

If the Offer is completed, will the Company continue as a public company?

No. Following the purchase of Shares in the Offer, we expect to consummate the Merger. If the Merger takes place, the Company will no longer be publicly owned. Even if for some reason the Merger does not take place, if we purchase all the tendered Shares, there may be so few remaining stockholders and publicly held Shares that the Shares will no longer be eligible to be traded through the Nasdaq Global Select Market or other securities exchanges, there may not be an active public trading market for the Shares and the Company may no longer be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies. See Section 13 — “Certain Effects of the Offer”.

Will the Offer be followed by a merger if all the Shares are not tendered in the Offer?

Yes. The Merger Agreement provides that, subject to the conditions described in Section 11 — “The Merger Agreement”, we will be merged with and into the Company with the Company continuing as the surviving corporation as a wholly owned indirect subsidiary of Parent. Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time will be converted into the right to receive $41.50, subject to any required withholding of taxes, net to the seller in cash and without any interest thereon, except for (i) Shares owned by Parent or Purchaser and Shares owned by the Company as treasury stock, which will be cancelled and will cease to exist, (ii) Shares owned by a subsidiary of the Company or a subsidiary of Parent (other than Purchaser), which will be converted into and become shares of common stock of the surviving corporation and (iii) Shares owned by the Company’s stockholders who properly demand appraisal of their Shares pursuant to the General Corporation Law of the State of Delaware (“DGCL”). See the “Introduction” to this Offer to Purchase.

If I decide not to tender, how will the Offer affect my Shares?

If you decide not to tender your Shares in the Offer and the Merger occurs, your Shares will be converted into the right to receive an amount equal to the price per share paid in the Offer payable in cash, subject to any required withholding of taxes and without any interest thereon. Unless you validly exercise your appraisal rights under Section 262 of the DGCL, you will receive the same amount of cash per Share in the Merger that you would have received had you tendered your Shares in the Offer. If you do validly exercise your appraisal rights, then you may receive the judicially determined fair value of your Shares.

Therefore, if the Merger takes place, and you do not validly exercise your appraisal rights under Section 262 of the DGCL, the only difference to you between tendering your Shares and not tendering your Shares is that you will be paid earlier if you tender your Shares. If you decide not to tender your Shares in the Offer and we purchase the Shares that are tendered, but the Merger does not occur, you will remain a stockholder of the Company. However, there may be so few remaining stockholders and publicly traded Shares that the Shares will no longer be eligible to be traded through the Nasdaq Global Select Market or other securities exchanges and there may not be an active public trading market for the Shares. Also, as described above, the Company may no longer be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies. See the “Introduction” to this Offer to Purchase and Section 13 — “Certain Effects of the Offer”.

What is the market value of my Shares as of a recent date?

On June 26, 2012, the last full trading day prior to press reports speculating as to the Company’s auction process, the closing sale price per Share reported on the Nasdaq Global Select Market was $25.26 per Share. On June 29, 2012, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the closing sale price per Share reported on the Nasdaq Global Select Market was $34.02 per Share. On July 10, 2012, the last full trading day prior to the commencement of the Offer, the closing sale price per Share reported on the Nasdaq Global Select Market was $41.63. We encourage you to obtain a recent quotation for the Shares when deciding whether to tender your Shares. See Section 6 — “Price Range of Shares; Dividends”.

What are the United States Federal income tax consequences of having my Shares accepted for payment in the Offer or receiving cash in exchange for my Shares in the Merger?

The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. Federal income tax purposes. If you hold Shares as capital assets for U.S. Federal income tax purposes and are a U.S. Holder (as defined under Section 5 — “Material United States Federal Income Tax Consequences”), you will generally recognize a capital gain or loss on a sale of the Shares for cash pursuant to the Offer or an exchange of Shares for cash pursuant to the Merger, in an amount equal to the difference, if any, between the U.S. dollar amount received and your adjusted tax basis in the Shares. See Section 5 — “Material United States Federal Income Tax Consequences”.

Who should I call if I have questions about the Offer?

You may call MacKenzie Partners, Inc. at (212) 929-5500 (call collect) or (800) 322-2885 (toll free), and you may email MacKenzie Partners, Inc. at tenderoffer@mackenziepartners.com. MacKenzie Partners, Inc. is acting as the information agent (the “Information Agent”) and Morgan Stanley & Co. LLC is acting as the dealer manager (the “Dealer Manager”) for the Offer. See the back cover of this Offer to Purchase.

v

To the Holders of Shares of

Common Stock of the Company:

INTRODUCTION

Linde US Inc., a Delaware corporation (“Purchaser”) and a wholly owned indirect subsidiary of Linde AG, a stock corporation organized under the laws of Germany (“Parent”), hereby offers to purchase (the “Offer”) all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Lincare Holdings Inc. (the “Company”), at a price of $41.50 per Share, subject to any withholding of taxes, net to the seller in cash and without interest thereon (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal that accompanies this Offer to Purchase (the “Letter of Transmittal”).

The Offer is being made pursuant to the Agreement and Plan of Merger dated as of July 1, 2012 (the “Merger Agreement”), among Parent, Purchaser and the Company. The Offer is conditioned upon, among other things, (i) the satisfaction of the Minimum Condition and (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).

The term “Minimum Condition” is defined in Section 15 — “Certain Conditions of the Offer” and generally requires that at the expiration of the Offer there be validly tendered in accordance with the terms of the Offer and not withdrawn that number of Shares which, when taken together with Shares (if any) then owned by Parent or any of its subsidiaries, represents more than 50% of the Shares then outstanding determined on a fully diluted basis (on a “fully diluted basis” meaning the number of Shares then issued and outstanding plus all Shares which the Company may be required to issue as of such date pursuant to options, warrants, convertible securities or similar obligations then outstanding, other than the Series A Convertible Notes and the Series B Convertible Notes). The Offer is also subject to other conditions set forth in this Offer to Purchase. See Section 15 — “Certain Conditions of the Offer”. There is no financing condition to the Offer.

The Company has advised Parent that at the close of business on June 29, 2012, (i) 86,442,486 Shares were issued and outstanding (of which no Shares were held by the Company in its treasury and 3,481,099 Shares were granted and issued in connection with unvested restricted stock awards under the Company Stock Plans), (ii) 7,014,383 Shares were reserved for issuance under the Company Stock Plans (of which 6,092,977 Shares were subject to outstanding Options granted under the Company Stock Plans (as defined herein) and 921,406 Shares were available for grant), (iii) 1,050,000 Shares were reserved for issuance under the Company ESPP (as defined herein), (iv) 12,269,455 Shares were reserved for issuance upon conversion of the Company’s 2.75% Convertible Senior Debentures Due 2037-Series A (the “Series A Convertible Notes”), (v) 12,269,455 Shares were reserved for issuance upon conversion of the Company’s 2.75% Convertible Senior Debentures Due 2037-Series B (the “Series B Convertible Notes”) and (vi) no shares of Company Preferred Stock were issued or outstanding.

The Merger Agreement is more fully described in Section 11 — “The Transaction Agreements”.

Tendering stockholders who are record owners of their Shares and tender directly to Computershare Trust Company, N.A., the Depositary for the Offer (the “Depositary”), will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such institution as to whether it charges any service fees or commissions.

The Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, has duly and unanimously (i) approved the Merger Agreement and the transactions contemplated by the Merger Agreement (collectively, the “Transactions”), including the making of the Offer and the merger of Purchaser with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), upon the terms and subject to the conditions provided for in the Merger Agreement, (ii) determined that each of the Merger Agreement, the Merger and the Offer is advisable, fair to and in the best interests of the Company and the stockholders of the Company and (iii) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares pursuant to the Offer and, if required by applicable law, vote in favor of the adoption of the Merger Agreement.

A description of the reasons for the Company Board’s approval of the Offer and the Merger is set forth in the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 that is being mailed to the Company’s stockholders together with this Offer to Purchase (the “Schedule 14D-9”).

The Merger Agreement provides that, subject to the conditions described in Section 11 — “The Transaction Agreements”, Purchaser will be merged with and into the Company with the Company continuing as the surviving corporation as a wholly owned indirect subsidiary of Parent. Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time will be converted into the right to receive $41.50 in cash, subject to any withholding of taxes and without any interest thereon, except for (i) Shares owned by Parent or Purchaser or Shares owned by the Company as treasury stock, which will be cancelled and will cease to exist, (ii) Shares owned by a subsidiary of the Company or a subsidiary of Parent (other than Purchaser), which will be converted into and become shares of common stock of the surviving corporation and (iii) Shares owned by the Company’s stockholders who properly demand appraisal of their Shares pursuant to the General Corporation Law of the State of Delaware (“DGCL”).

This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

THE TENDER OFFER

1. Terms of the Offer.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the expiration date of the Offer and not withdrawn as permitted under Section 4 — “Withdrawal Rights”. The Offer will expire at 12:00 midnight, New York City time, on Tuesday, August 7, 2012 (which is the end of the day on August 7, 2012), unless Purchaser, in accordance with the Merger Agreement, extends the period during which the Offer is open, in which event the expiration date of the Offer is the latest date at which the Offer, as so extended, expires (such date, including any such extensions, the “Expiration Date”).

The Offer is conditioned upon (i) the satisfaction of the Minimum Condition and (ii) the expiration or termination of any applicable waiting period under the HSR Act. The Offer is also subject to other conditions set forth in this Offer to Purchase. See Section 15 — “Certain Conditions of the Offer”.

The Merger Agreement provides that so long as neither the Company nor Parent terminates the Merger Agreement in accordance with its terms:

•

We must extend the Offer for a period not to exceed five business days (or such longer period as the Company and Purchaser may agree in writing), if at any then scheduled expiration date of the Offer any of the Offer Conditions (as defined herein) (other than the Minimum Condition) is not satisfied or, to the extent permitted by the Merger Agreement, waived. We will not, however, be required to extend the Offer beyond the Outside Date. The “Outside Date” is October 1, 2012.

•	We may, without the Company’s consent, extend the Offer for a period not to exceed five business days if at any then scheduled expiration date of the Offer, the Minimum Condition is not satisfied.

•

We must extend the Offer, at the request of the Company, up to an aggregate of two times for a period of ten business days each (unless otherwise agreed to in writing by the Company and Parent) if at the then scheduled expiration date of the Offer the Minimum Condition is not satisfied. We will not, however, be required to extend the Offer beyond the Outside Date.

•

We must extend the Offer for any period required by any rule, regulation or interpretation of the Securities and Exchange Commission (the “SEC”) or the staff thereof or the Nasdaq Stock Market that is applicable to the Offer.

The Merger Agreement further provides that if the number of Shares validly tendered and not withdrawn pursuant to the Offer, when taken together with Shares, if any, then owned by Parent and its subsidiaries, constitutes less than 90% of the outstanding Shares, Purchaser may, without the consent of the Company (but in consultation with the Company) provide for a subsequent offering period (a “Subsequent Offering Period”) in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”).

Any extension of the Offer will be followed by a public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder’s Shares except during any Subsequent Offering Period.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless previously accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after September 8, 2012. If the initial offering period has expired and Purchaser provides for a Subsequent Offering Period, Shares tendered during a Subsequent Offering Period may not be withdrawn. For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates (as defined below) evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 — “Procedures for Accepting the Offer and Tendering Shares”), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares”, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility (as defined below) to be credited with the withdrawn Shares.

Subject to the applicable rules and regulations of the SEC and the provisions of the Merger Agreement, Purchaser expressly reserves the right to (i) waive any Offer Condition (other than the Minimum Condition), (ii) increase the Offer Price and (iii) to make any other changes in the terms of the Offer. However, without the prior written consent of the Company, Purchaser may not (a) decrease the Offer Price, (b) change the form of consideration to be paid in the Offer, (c) reduce the maximum number of Shares sought to be purchased in the Offer, (d) impose conditions to the Offer in addition to the Offer Conditions, (e) waive, amend or modify the Minimum Condition, (f) modify or amend any of the other Offer Conditions in any manner that is or would reasonably be expected to be adverse to the holders of Shares, (g) make other changes in the terms of the Offer that are in any manner, or would reasonably be expected to be, materially adverse to the holders of Shares or (h) extend the Expiration Date, except as described above.

The rights reserved by Purchaser by the preceding paragraph are in addition to Purchaser’s rights pursuant to Section 15 — “Certain Conditions of the Offer”. Any delay, termination, waiver or amendment of the Offer will be followed promptly by public announcement if required. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act), and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service.

If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may be withdrawn only to the extent that tendering stockholders are entitled to withdrawal rights as described below under Section 4 — “Withdrawal Rights”. However, the ability of Purchaser to delay the payment for Shares that Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of such bidder’s offer.

If, subject to the terms of the Merger Agreement, Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material Offer Condition, Purchaser will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of such offer or the information concerning such offer, other than a change in the consideration offered, a change in the percentage of securities sought or inclusion of or changes to a dealer’s soliciting fee, will depend upon the facts and circumstances, including the relative materiality of the changes to the terms or information. With respect to a change in the consideration offered, a change in the percentage of securities sought or inclusion of or changes to a dealer’s soliciting fee, an offer generally must remain open for a minimum of ten business days following the dissemination of such information to stockholders.

The Company has provided Purchaser with the Company’s stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal, together with the Schedule 14D-9, will be mailed to record holders of Shares whose names appear on the Company’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

All questions as to validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Shares will be determined by Purchaser, in its sole discretion, which determination will be final and binding upon the tendering party.

2. Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will, and Parent will cause Purchaser to, promptly following the expiration of the Offer, accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer. If Purchaser provides a Subsequent Offering Period, Purchaser will, and Parent will cause Purchaser to, immediately accept for payment and promptly pay for all Shares validly tendered and not withdrawn during such Subsequent Offering Period. See Section 1 — “Terms of the Offer”.

In all cases (including during any Subsequent Offering Period), payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the “Share Certificates”), if any, or confirmation of a book-entry transfer of such Shares (a “Book-Entry Confirmation”) into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”) pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares”, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined below) and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when the foregoing documents with respect to Shares are actually received by the Depositary.

The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant. The term “Agent’s Message” also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary’s office.

For purposes of the Offer (including during any Subsequent Offering Period), Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may only be withdrawn to the extent that tendering stockholders are entitled to withdrawal rights as described below under Section 4 — “Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act.

If any tendered Shares are not accepted for payment pursuant to the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares”, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), promptly following the expiration or termination of the Offer.

3. Procedures for Accepting the Offer and Tendering Shares.

Valid Tenders. In order for Shares to be validly tendered pursuant to the Offer, you must follow these instructions:

(i)	If you are a record holder and you have certificated shares, the following must be received by the Depositary at one of its addresses set forth in the Letter of Transmittal before the Offer expires: (1) the Letter of Transmittal, properly completed and duly executed, (2) Share Certificates evidencing such Shares, in proper form for transfer, and (3) any other documents required by the Letter of Transmittal.

(ii)	If you are a record holder and you have uncertificated shares, the following must be received by the Depositary at one of its addresses set forth in the Letter of Transmittal before the Offer expires: (1) the Letter of Transmittal, properly completed and duly executed, and (2) any other documents required by the Letter of Transmittal.

(iii)	If your Shares are being tendered by book-entry transfer, the following must be received by the Depositary at one of its addresses set forth in the Letter of Transmittal before the Offer expires: (1) a Book-Entry Confirmation, (2) the Letter of Transmittal, properly completed and duly executed, or an Agent’s Message and (3) any other documents required by the Letter of Transmittal.

(iv)	If your Share Certificates are not immediately available, or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, or you otherwise cannot deliver all required documents to the Depositary before the Offer expires, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery. Please contact MacKenzie Partners, Inc. (the “Information Agent”) for assistance.

(v)	If you hold Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered. If Shares are held for your account in the Company ESPP, you must contact the administrator of the ESPP and give instructions that your Shares be tendered.

Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date (except with respect to any Subsequent Offering Period, if one is provided), or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

For Shares to be validly tendered during any Subsequent Offering Period, the tendering stockholder must comply with the foregoing procedures, except that required documents and certificates must be received during the Subsequent Offering Period.

Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such registered holder has completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program or any other “eligible guarantor institution”, as such term is defined in Rule 17Ad-15 of the Exchange Act (each, an “Eligible Institution” and collectively, “Eligible Institutions”). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name(s) of a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

Guaranteed Delivery. Shares may also be tendered if all the following conditions are satisfied:

•	such tender is made by or through an Eligible Institution;

•

a properly completed and duly executed notice of guaranteed delivery (the “Notice of Guaranteed Delivery”), substantially in the form made available by the Purchaser, must be received by the Depositary at one of its addresses set forth in the Letter of Transmittal before the Offer expires; and

•

the following must be received by the Depositary at one of its addresses set forth in the Letter of Transmittal within three trading days after the date of execution of such Notice of Guaranteed Delivery: (A) if the Shares being tendered are certificated, (1) the Letter of Transmittal, properly completed and duly executed, (2) Share Certificates evidencing such Shares, in proper form for transfer, and (3) any other documents required by the Letter of Transmittal, (B) if the Shares being tendered are uncertificated, (1) the Letter of Transmittal, properly completed and duly executed, and (2) any other documents required by the Letter of Transmittal and (C) if the Shares are being tendered by book-entry transfer, (1) a Book-Entry Confirmation, (2) the Letter of Transmittal, properly completed and duly executed, or an Agent’s Message and (3) any other documents required by the Letter of Transmittal.

The Notice of Guaranteed Delivery must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

Notwithstanding any other provision of this Offer, payment for Shares accepted pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (i) Share Certificates, if any, evidencing such Shares or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth in this Section 3, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when the foregoing documents with respect to Shares are actually received by the Depositary.

The method of delivery of the Letter of Transmittal, any Share Certificates and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and the risk of the tendering stockholder and the delivery will be deemed made only when actually received by the Depositary (including, in the case of book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Purchaser’s acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination will be final and binding upon the tendering party. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of Purchaser, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of Purchaser. None of Purchaser, the Company, the Depositary, MacKenzie Partners, Inc. (the “Information Agent”), Morgan Stanley & Co. LLC (the “Dealer Manager”) or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Appointment. By executing the Letter of Transmittal, the tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder’s proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such appointment:

•	all such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares;

•	all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked;

•	no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective); and

•

the designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company’s stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper.

Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser’s acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of the Company’s stockholders.

4. Withdrawal Rights.

Except as otherwise described in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after September 8, 2012.

For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares”, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein.

Withdrawals of Shares may not be rescinded. Any Shares withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” at any time prior to the Expiration Date or during a Subsequent Offering Period, if any.

No withdrawal rights will apply to Shares tendered during a Subsequent Offering Period and no withdrawal rights apply during a Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. See Section 1 — “Terms of the Offer”.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding upon the tendering party. None of Purchaser, the Company, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. Material United States Federal Income Tax Consequences.

The following is a general summary of material U.S. Federal income tax consequences of the Offer and the Merger to stockholders of the Company whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger (as a result of exercising appraisal rights). This summary does not purport to address all U.S. Federal income tax matters that may be relevant to a particular stockholder. This summary does not address tax considerations applicable to stockholders that may be subject to special tax rules including, without limitation, the following: (i) persons that are subject to special expatriation rules; (ii) financial institutions; (iii) insurance companies; (iv) dealers or traders in securities or currencies or notional principal contracts; (v) tax-exempt entities; (vi) persons that hold Shares as part of a “hedging” or “conversion” transaction or as a position in a “straddle” or as part of a “synthetic security” or other integrated transaction for U.S. Federal income tax purposes; (vii) stockholders subject to the alternative minimum tax; (viii) regulated investment companies; (ix) real estate investment trusts; (x) persons that own (or are deemed to own) 5% or more of the Shares; (xi) partnerships and other pass-through entities and persons who hold Shares through such partnerships or other pass-through entities; (xii) persons that have a “functional currency” other than the U.S. dollar; and (xiii) stockholders that acquired (or will acquire) Shares through exercise of employee stock options or otherwise as compensation.

This summary is not a complete analysis of all potential U.S. Federal income tax consequences, nor does it address any tax consequences arising under any state, local or foreign tax laws or U.S. Federal estate or gift tax laws. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended, existing, proposed and temporary regulations thereunder and administrative and judicial interpretations thereof. All of the foregoing are subject to change, and changes could apply retroactively and could affect the tax consequences described below.

For purposes of the Offer and the Merger, a “U.S. Holder” means a beneficial owner of Shares that is, for U.S. Federal income tax purposes: (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or other entity taxable as a corporation for U.S. Federal income tax purposes) created or organized under the laws of the United States or any political subdivision thereof; (iii) an estate, the income of which is subject to U.S. Federal income taxation regardless of its source; or (iv) a trust (a) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons has the authority to control all the substantial decisions of the trust or (b) that has a valid election under applicable U.S. Treasury Regulations to be treated as a U.S. person. For purposes of the Offer and the Merger, a “Non-U.S. Holder” is a beneficial owner of Shares that is not a U.S. Holder. If a partnership (or other entity taxable as a partnership for U.S. Federal income tax purposes) holds Shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding Shares should consult their tax advisors.

The descriptions of U.S. Federal income tax consequences set forth below are for general information only. You should consult your own tax advisors as to the particular tax consequences to you of this Offer and the Merger, including the application of U.S. Federal, state, local and foreign tax laws and possible changes in such laws.

Consequences of the Offer and the Merger to U.S. Holders. The exchange of Shares for cash pursuant to the Offer or the Merger (or upon exercise of appraisal rights) will be a taxable transaction for U.S. Federal income tax purposes. If you hold Shares as capital assets for U.S. Federal income tax purposes, you will generally recognize a capital gain or loss on a sale of the Shares for cash pursuant to the Offer or an exchange of Shares for cash pursuant to the Merger (or upon exercise of appraisal rights), in an amount equal to the difference, if any, between the U.S. dollar amount received and your adjusted tax basis in the Shares. Gain or loss will generally be calculated separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged for cash pursuant to the Merger (or upon exercise of appraisal rights). Any capital gain or loss recognized will be long-term capital gain or loss if your holding period for the Shares exceeds one year. For both corporate and non-corporate taxpayers, the deductibility of capital losses against ordinary income is subject to limitations.

Consequences of the Offer and the Merger to Non-U.S. Holders. Payments you receive as a Non-U.S. Holder with respect to the Shares that you exchange in the Offer or the Merger (as a result of exercising appraisal rights) generally will be exempt from U.S. Federal income tax, unless:

•

your gain, if any, on Shares is effectively connected with your conduct of a trade or business in the United States (and, if an income tax treaty applies, is attributable to your permanent establishment in the United States), in which case (i) you will be subject to U.S. Federal income tax in the same manner as if you were a U.S. Holder (except that you should provide an IRS Form W-8ECI instead of a Substitute Form W-9) and (ii) if you are a corporation, you may also be subject to branch profits tax on such gain at a 30% rate (or such lower rate as may be specified under an applicable income tax treaty) or

•

you are an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case you will be subject to U.S. Federal income tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of the Shares (net of certain losses recognized during such year).

Backup Withholding. All payments to which you would be entitled pursuant to the Offer or the Merger (as a result of exercising appraisal rights) will be subject to backup withholding at a rate of 28%, unless you (i) are a corporation, a Non-U.S. Holder or another exempt recipient; or (ii) provide a taxpayer identification number (“TIN”) and certify that no loss of exemption from backup withholding has occurred. If you are a U.S. Holder, you should complete and sign the Substitute Form W-9 that is included with the Letter of Transmittal, to be returned to the Depositary, in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to the Depositary. If you are a Non-U.S. Holder, you must generally submit an IRS Form W-8BEN (or other applicable IRS Form W-8) attesting to your exempt foreign status in order to qualify as an exempt recipient.

If you do not provide a correct TIN, you may be subject to penalties imposed by the IRS. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against your U.S. Federal income tax liability, provided the required information is given to the IRS. If backup withholding results in an overpayment of tax, you may obtain a refund by filing a U.S. Federal income tax return. You should consult your own tax advisors as to your qualification for exemption from backup withholding and the procedure for obtaining the exemption.

6. Price Range of Shares; Dividends.

The Shares trade on the Nasdaq Global Select Market under the symbol “LNCR”. The following table sets forth the high and low sale prices per Share for the periods indicated. Share prices are as reported on the Nasdaq Global Select Market based on published financial sources.

	High	Low
Fiscal Year Ended December 31, 2010
First Quarter	$30.26	$23.51
Second Quarter	33.45	29.19
Third Quarter	32.37	22.55
Fourth Quarter	28.10	24.74
Fiscal Year Ended December 31, 2011
First Quarter	$30.21	$25.96
Second Quarter	31.79	28.04
Third Quarter	30.41	19.65
Fourth Quarter	25.96	20.34
Fiscal Year Ending on December 31, 2012
First Quarter	$27.60	$24.10
Second Quarter	34.20	22.01
Third Quarter (through July 10, 2012)	41.65	41.25

On June 26, 2012, the last full trading day prior to press reports speculating as to the Company’s auction process, the closing sale price per Share reported on the Nasdaq Global Select Market was $25.26 per Share. On June 29, 2012, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the closing sale price per Share reported on the Nasdaq Global Select Market was $34.02 per Share. On July 10, 2012, the last full day of trading prior to the commencement of the Offer, the closing sale price per Share reported on the Nasdaq Global Select Market was $41.63.

The Company declares and pays regular quarterly cash dividends at an annual rate of $0.80 per Share.

Stockholders are urged to obtain a current market quotation for the Shares.

7. Certain Information Concerning the Company.

General. The Company is a Delaware corporation with its principal executive offices located at 19387 US 19 North, Clearwater, Florida 33764. The telephone number for the Company is (727) 530-7700. The following description of the Company and its business is qualified in its entirety by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and other publicly available documents and records on file with the SEC and other public sources. The Company is one of the nation’s largest providers of oxygen, respiratory and other chronic therapy services to patients in the home. The Company currently serves more than 800,000 customers in 48 U.S. states and Canada through 1,091 operating centers. The Company also provides a variety of durable medical equipment and home infusion therapies in certain geographic markets. When a physician, hospital discharge planner or other source refers a patient to one of the Company’s operating centers, its customer representative obtains the necessary medical and insurance coverage information and assignment of benefits to the Company and coordinates the delivery of patient care. The prescribed therapy is delivered by one of its service representatives or clinicians at the customer’s home, where instruction and training are provided to the customer and the customer’s family regarding appropriate equipment use and maintenance and compliance with the prescribed therapy. Following the initial setup, the Company’s service representatives and/or clinicians make periodic visits to the customer’s home, the frequency of which is dictated by the type of therapy prescribed and physician orders. All services and equipment provided by the Company are coordinated with the prescribing physician. During the period that it provides services and equipment for a customer, the customer remains under the physician’s care and medical supervision. The Company employs respiratory therapists, nurses and other qualified clinicians to perform certain training and other functions in connection with its services.

Available Information. The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549-0213. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. The Company’s filings are also available to the public on the SEC’s internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213.

Although Purchaser has no knowledge that any such information is untrue, Purchaser takes no responsibility for the accuracy or completeness of information contained in this Offer to Purchase with respect to the Company or any of its subsidiaries or affiliates or for any failure by the Company to disclose any events which may have occurred or may affect the significance or accuracy of any such information.

8. Certain Information Concerning Parent and Purchaser.

General. Parent is a stock corporation organized under the laws of Germany, with its principal executive offices located at Klosterhofstrasse 1, 80331 Munich, Germany. The telephone number of Parent is +49-89-35757-01. Parent is a world-leading gases and engineering company with approximately 50,500 employees working in more than 100 countries worldwide. In the 2011 financial year, it achieved sales of EUR 13.787 billion. The strategy of Parent is geared towards long-term, profitable growth and focuses on the expansion of its international business with forward-looking products and services. Parent acts responsibly towards its shareholders, business partners, employees, society and the environment – in every one of its business areas, regions and locations across the globe. It is committed to technologies and products that unite the goals of customer value and sustainable development. Parent has three divisions: Gases and Engineering (the two core divisions) and Gist (logistics services).

The largest division, Gases, has three reportable segments – EMEA (Europe, the Middle East and Africa), Asia/Pacific and the Americas. These are divided into eight Regional Business Units. The Gases Division also includes the two Global Business Units, Healthcare (medical gases, related maintenance and advisory services) and Tonnage (on-site supply of gases to major customers), as well as the two Business Areas Merchant & Packaged Gases (liquefied and cylinder gases) and Electronics (electronic gases). Parent offers a wide range of compressed and liquefied gases as well as chemicals, and is the partner of choice across a huge variety of industries. Parent’s gases are used, for example, in the energy sector, steel production, chemical processing, environmental protection and welding, as well as in food processing, glass production and electronics. Parent is also investing in the expansion of its fast-growing Healthcare business (medical gases), and is a leading global player in the development of environmentally friendly hydrogen technology.

Purchaser is a Delaware corporation with its principal offices located at 575 Mountain Avenue, Murray Hill, NJ 07974. The telephone number of Purchaser is (908) 464-8100. Purchaser is a wholly owned indirect subsidiary of Parent. Purchaser was formed for the purpose of making a tender offer for all the Shares and has not engaged, and does not expect to engage, in any business other than in connection with the Offer and the Merger.

The name, citizenship, business address, business phone number, present principal occupation or employment and past material occupation, positions, offices or employment for at least the past five years of each member of the Supervisory Board of Parent and the Executive Board of Parent and each director and executive officer of Purchaser and certain other information are set forth in Schedule I hereto.

Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, (i) none of Parent, Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Parent or Purchaser or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Parent, Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Parent or Purchaser or any of the persons so listed has effected any transaction in the Shares during the past 60 days.

Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of Parent, Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the

Company, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

Except as set forth below, none of Parent, Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no negotiations, transactions or material contracts between Parent or any of its subsidiaries or, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two years. None of Parent, Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of Parent, Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, Federal or state securities laws, or a finding of any violation of Federal or state securities laws.

A wholly owned indirect subsidiary of Parent supplies the Company with medical gases and related maintenance and other services. The total sales to the Company amounted to approximately $20.4 million in 2010, approximately $18.3 million in 2011 and approximately $6.5 million in the first five months of 2012.

Available Information. Pursuant to Rule 14d-3 under the Exchange Act, Parent and Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. Parent’s filings are also available to the public on the SEC’s internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213.

9. Source and Amount of Funds.

We estimate that we will need approximately $4.7 billion to purchase all the outstanding Shares validly tendered in the Offer, acquire all the remaining outstanding Shares pursuant to the Merger, cash out certain equity awards granted by the Company, refinance certain indebtedness of the Company and pay related transaction fees and expenses. Parent will provide Purchaser with sufficient funds to consummate the Transactions. As of March 31, 2012, Parent had cash and cash equivalents equal to EUR 1.05 billion. Parent expects, based upon the combination of internally available cash and borrowings under the Acquisition Facilities Agreement (as defined below), to have sufficient cash to purchase all the outstanding Shares validly tendered in the Offer, acquire all the remaining outstanding Shares pursuant to the Merger, cash out certain equity awards granted by the Company, refinance certain indebtedness of the Company and pay related transaction fees and expenses.

On July 1, 2012, Parent entered into a $4.5 billion term loan facilities agreement (the “Acquisition Facilities Agreement”) with Deutsche Bank AG and Morgan Stanley Bank International Limited, as mandated lead arrangers, Deutsche Bank Luxembourg S.A., Morgan Stanley Bank, N.A. and Morgan Stanley Senior Funding Inc., as lenders (the “Lenders”), and Deutsche Bank Luxembourg S.A., as agent, pursuant to which the Lenders have agreed to make available to Parent, Linde Finance B.V. and, at the option of Parent, finance subsidiaries of Parent incorporated in the United Kingdom or the United States, subject to the terms and conditions set forth in the Acquisition Facilities Agreement, loans in the amount of up to $4.5 billion, comprised of:

•

a term loan facility in an amount up to $2.5 billion (“Facility A”) with an initial term of one year from the earlier of (i) the date on which primary syndication of the Facilities (as defined below) has occurred and (ii) September 15, 2012, subject to the option of Parent to extend the term by six months on two occasions;

•	a term loan facility in an amount up to $1 billion (“Facility B”) with a term ending on July 1, 2015; and

•

a term loan facility in an amount up to $1 billion (“Facility C” and, together with Facility A and Facility B, the “Facilities”)) with an initial term ending on July 1, 2015, subject to the option of Parent to extend the term by 12 months on two occasions.

All the Facilities are unsecured syndicated facilities. The Facilities may be drawn in either U.S. dollars or Euros. The Acquisition Facilities Agreement contains (i) customary representations and warranties (including as to the accuracy of financial statements, the absence of conflicts with other obligations, the absence of defaults and the accuracy of written information), (ii) customary fees, costs and expenses, (iii) customary indemnification provisions, (iv) customary affirmative and negative covenants (including limitations on liens, disposals, mergers and borrowings by subsidiaries of Parent) and (v) customary events of default. The Acquisition Facilities Agreement does not contain any financial covenants.

The obligation of the Lenders to make loans under the Acquisition Facilities Agreement is conditioned upon, among other things, (i) the satisfaction of certain documentary requirements (including the delivery of evidence that all regulatory approvals required pursuant to the Merger Agreement have been obtained and that all conditions to the consummation of the Offer or the Merger, as applicable, have been fulfilled), (ii) the absence of any actual or potential event of default and (iii) the accuracy of certain repeated representations. Prior to November 1, 2012, the conditions described in clauses (ii) and (iii) of the immediately preceding sentence are limited to certain major events of default and certain major repeated representations.

The Facilities will bear interest at a rate equal to LIBOR (or EURIBOR in case of loans denominated in Euros) plus an applicable margin, subject to adjustments for certain additional costs. The margins for the Facilities are determined by a pricing grid set forth in the Acquisition Facilities Agreement by reference to the credit ratings from time to time assigned by Standard & Poor’s and Moody’s (or alternatively, at the option of Parent, by one of Standard & Poor’s and Moody’s together with the respective credit rating assigned by either Fitch Ratings or an alternative rating agency agreed to by the majority of the Lenders) to Parent’s long term senior unsecured and unsubordinated debt obligations and range from 0.475% per annum to 1.6% per annum. The initial margin for each Facility is: (i) 0.575% per annum for Facility A, (ii) 0.85% per annum for Facility B and (iii) 0.90% per annum for Facility C. The Facilities are also subject to certain commitment fees equal to 15% of the applicable margin initially and rising over time to 20% and later 35% of the applicable margin, in each case, on the unused and uncancelled amounts under the Facilities during period in which borrowings can made. Facility A and Facility C are each subject to extension fees equal to 0.2% (in case of the first exercise of the Facility A extension option and the first and second exercise of the Facility C extension option) or 0.1% (in case of the second exercise of the Facility A extension option), in each case, on the amount of the respective Facility extended.

Parent will be permitted to make voluntary prepayments with respect to the Facilities with accrued interest on the amount prepaid and, subject to breakage costs, without premium or penalty. The Parent is required to make certain mandatory prepayments under the Facilities in specified circumstances, including a change of control of Parent, certain disposals not in the ordinary course of business and (with respect to Facility A only) certain issuances of debt or equity.

All borrowings under the Facilities by borrowers other than Parent will be guaranteed by Parent.

The foregoing is a summary of the material terms and conditions of the Acquisition Facilities Agreement. It has been included to provide investors and stockholders with information regarding the terms and conditions of the Acquisition Facilities Agreement. It is not intended to provide any other factual information about Parent, Purchaser or the Company. The representations, warranties and covenants contained in the Acquisition Facilities Agreement are made only as of specified dates for the purposes of such agreement, are solely for the benefit of the parties to such agreement and may be subject to qualifications and limitations agreed upon by such parties. In particular, in reviewing the representations, warranties and covenants contained in the Acquisition Facilities Agreement and described in the foregoing summary, it is important to bear in mind that such representations, warranties and covenants were negotiated with the principal purpose of allocating risk between the parties, rather than establishing matters as facts. Such representations, warranties and covenants may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC. Investors and stockholders should not rely on such representations, warranties and covenants as characterizations of the actual state of facts or circumstances described therein. Information concerning the subject matter of such representations, warranties and covenants may change after the date of the agreement, which subsequent information may or may not be fully reflected in the parties’ public disclosures. The foregoing summary of the Acquisition Facilities Agreement does not purport to be complete and is qualified in its entirety by reference to the definitive agreement itself, which has been filed as an exhibit to the Tender Offer Statement on Schedule TO filed with the SEC, which may be examined and copied as set forth in Section 8 — “Certain Information Concerning Parent and Purchaser”. For a complete understanding of the Acquisition Facilities Agreement, holders of Shares are encouraged to read the full text of the definitive agreement.

If any portion of the financing under Acquisition Facilities Agreement becomes unavailable, Parent and Purchaser intend to arrange and obtain alternative financing from an alternative source in an amount sufficient to consummate the Transactions. Except as set forth below, no alternative financing is contemplated at this time. The Offer is not conditioned upon Purchaser’s ability to finance the purchase of Shares pursuant to the Offer.

On July 10, 2012, Parent committed to issue new shares in an increase of Parent’s share capital, which is expected to generate gross proceeds to Parent of approximately EUR 1.4 billion. The aggregate amount of borrowings available under Facility A will be reduced by the U.S. dollar equivalent of the net proceeds of the capital increase.

It is anticipated that the indebtedness incurred under the Facilities will be refinanced by debt capital market transactions. No decision has been made concerning this matter, and decisions will be made based on Parent’s review from time to time of the advisability of selling particular securities and on prevailing market conditions.

10. Background of the Offer; Past Contacts or Negotiations with the Company.

Over the past two years, Professor Dr. Wolfgang Reitzle, Chief Executive Officer of Parent, and John Byrnes, Chief Executive Officer of the Company, have maintained a professional relationship, meeting occasionally to discuss the state of the healthcare gases industry and their respective businesses. On April 4, 2011, during one of those meetings, Dr. Reitzle and Mr. Byrnes discussed a potential business combination between Parent and the Company. Following that meeting, Parent and the Company entered into a confidentiality agreement dated April 15, 2011. After executing the confidentiality agreement, Parent, with the assistance of Morgan Stanley Bank AG (“Morgan Stanley”), Parent’s financial advisor, began a review of the Company’s financial model and business plan. However, by mid-July 2011, both parties decided against pursuing a transaction at that time in order to focus on their respective businesses, without Parent ever having made a specific acquisition proposal to the Company.

Between August 2011 and May 2012, Dr. Reitzle and Mr. Byrnes continued their occasional meetings, but did not discuss the possibility of a business combination between Parent and the Company.

On May 1, 2012, Mr. Byrnes called Dr. Reitzle to inform him that the Company Board had determined to solicit proposals to acquire the Company. On May 2, 2012, representatives of J.P. Morgan Securities LLC (“J.P. Morgan”), the Company’s financial advisor, called Dr. Reitzle and confirmed Mr. Byrnes’ message from the previous day. On May 3, 2012, a representative of J.P. Morgan sent an email to Dr. Reitzle describing the Company’s intended sale process and requesting that Parent sign a confidentiality agreement. Between May 23, 2012 and May 29, 2012, representatives of Parent and Weil, Gotshal & Manges LLP (“Weil”), the Company’s outside legal counsel, negotiated the terms of an amendment to the confidentiality agreement signed in 2011. On May 29, 2012, Parent and the Company executed the amendment to the confidentiality agreement.

From May 29, 2012 until the execution of the definitive Merger Agreement, Parent, with the assistance of Morgan Stanley, Cravath, Swaine & Moore LLP (“Cravath”), Parent’s outside legal counsel, Greenberg Traurig, LLP, Parent’s outside regulatory counsel, and an outside tax and accounting advisor, engaged in a due diligence investigation of the Company, including conference calls and meetings with representatives of the Company, J.P. Morgan and Weil.

On May 30, 2012, Parent received a letter from J.P. Morgan outlining a process for submitting initial indicative bids for the purchase of the Company and requesting preliminary indications of interest by June 15, 2012. On June 17, 2012, Dr. Reitzle called Mr. Byrnes to discuss the process and indicated that Parent was prepared to submit a preliminary bid to acquire the Company for a purchase price of $33.50 per share in cash. On June 18, 2012, Parent sent a letter to J.P. Morgan formally evidencing Parent’s preliminary interest in acquiring the Company at a purchase price of $33.50 per share in cash. Parent’s preliminary indication of interest was subject to certain conditions, including the completion of due diligence, the receipt of internal approvals and the execution of acceptable definitive transaction documentation.

Later on June 18, 2012, representatives of J.P. Morgan called a representative of Morgan Stanley to discuss the letter sent that day and the preliminary price per share indicated in that letter. Representatives of J.P. Morgan informed the representative of Morgan Stanley that Parent would be invited to the second round of bidding with other potential buyers, but that Parent had not indicated the highest price per share of all the potential buyers. The representatives of J.P. Morgan and Morgan Stanley also discussed the Company’s sale process moving forward through the middle of July, including the availability of additional due diligence materials and definitive transaction documentation.

On June 20, 2012, Parent sent a letter to J.P. Morgan and the Company expressing Parent’s continued interest in acquiring the Company and offering a fully financed purchase price of $37.00 per share in cash, conditional upon the Company agreeing to an accelerated process with Parent targeted toward an announcement in the first week of July. The letter also indicated that Parent expected to agree on employment terms with the Company’s top management prior to signing a definitive agreement. The next day, Georg Denoke, Chief Financial Officer of Parent, and Jens Luehring, Head of Finance Americas of Parent, called representatives of J.P. Morgan to discuss this letter. During the call, the representatives of J.P. Morgan stated that the Company had not accepted Parent’s increased price but was amenable to an accelerated process with Parent. The representatives of J.P. Morgan further indicated that the Company was focused on price, speed and certainty. Mr. Byrnes relayed the same message in a call with Dr. Reitzle.

On June 22, 2012, the Company provided Parent with access to additional due diligence information regarding the Company via its electronic due diligence data site. On June 23, 2012, representatives of Weil provided representatives of Cravath with a draft of the Merger Agreement. Between June 25, 2012 and June 30, 2012, representatives of Weil and Cravath, with input from the Company and Parent, respectively, negotiated the terms of the Merger Agreement.

On June 27, 2012, press reports were released speculating as to the Company’s sale process. On the same day, Dr. Reitzle discussed with Mr. Byrnes, and Mr. Denoke discussed with representatives of J.P. Morgan, the press reports and their impact on Parent and on the Company’s process.

On June 28, 2012, representatives of J.P. Morgan called Mr. Denoke to inform Parent that the Company had received a fully financed bid at a value higher than Parent’s offer of $37.00 per share that required no additional due diligence from a bidder that was prepared to sign a definitive agreement on an expedited timeframe. The representatives of J.P. Morgan also said that the Company Board was requesting revised best and final bids by 9:00 a.m. EDT on July 1, 2012. Later in the day, Mr. Byrnes confirmed that timing in a call with Dr. Reitzle.

On June 30, 2012, Dr. Reitzle called Mr. Byrnes to discuss the process of submitting a revised bid. Mr. Byrnes informed him that the timing remained unchanged and that the process remained competitive. Mr. Denoke received a similar message from representatives of J.P. Morgan.

Early in the morning EDT on July 1, 2012, Parent sent a letter to J.P. Morgan expressing Parent’s continued interest in acquiring the Company and making a final offer at a fully financed purchase price of $41.50 per share in cash. Parent’s offer was not conditioned on agreeing on employment terms with any of the Company’s top management. Parent’s letter also included a draft of the Merger Agreement that it was prepared to execute. Representatives of Weil called representatives of Cravath to confirm and later negotiate various aspects of the draft Merger Agreement and related disclosure schedules.

On July 1, 2012, the Company Board duly and unanimously (i) approved the Merger Agreement and the Transactions, including the making of the Offer and the Merger, upon the terms and subject to the conditions provided for in the Merger Agreement, (ii) determined that each of the Merger Agreement, the Merger and the Offer is advisable, fair to and in the best interests of the Company and the stockholders of the Company and (iii) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares pursuant to the Offer and, if required by applicable Law, vote in favor of the adoption of the Merger Agreement. A description of the reasons for the Company Board’s approval of the Offer and the Merger is set forth in the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 that is being mailed to the Company’s stockholders together with this Offer to Purchase. See the “Introduction” to this Offer to Purchase.

In the afternoon EDT on July 1, 2012, the Company, Parent and Purchaser executed and delivered the definitive Merger Agreement. Following the execution and delivery of the Merger Agreement, Parent delivered an ad hoc notice to its securities regulator, which was required under German law, and the parties issued a joint press release announcing the transaction on July 2, 2012.

On July 11, 2012, Purchaser commenced the Offer.

11. The Transaction Agreements.

The following is a summary of the material terms of each of the Merger Agreement and the Confidentiality Agreement. It has been included to provide investors and stockholders with information regarding the terms of the Merger Agreement and the Confidentiality Agreement. It is not intended to provide any other factual information about Parent, Purchaser or the Company. The representations, warranties and covenants contained in the agreements were made only as of specified dates for the purposes of such agreements, were solely for the benefit of the parties to such agreements and may be subject to qualifications and limitations agreed upon by such parties. In particular, in reviewing the representations, warranties and covenants contained in the agreements and described in the following summary, it is important to bear in mind that such representations, warranties and covenants were negotiated with the principal purpose of allocating risk between the parties, rather than establishing matters as facts. Such representations, warranties and covenants may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC. Investors are not third-party beneficiaries under the agreements. Accordingly, investors and stockholders should not rely on such representations, warranties and covenants as characterizations of the actual state of facts or circumstances described therein. Information concerning the subject matter of such representations, warranties and covenants may change after the date of the agreements, which subsequent information may or may not be fully reflected in the parties’ public disclosures. The following summary of the Merger Agreement and the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the definitive agreements themselves, which have been filed as exhibits to the Tender Offer Statement on Schedule TO filed with the SEC, which may be examined and copied as set forth in Section 8 — “Certain Information Concerning Parent and Purchaser”. For a complete understanding of each of the agreements, holders of Shares are encouraged to read the full text of each definitive agreement.

The Merger Agreement

The Offer. The Merger Agreement provides for the commencement of the Offer as promptly as reasonably practicable after the date of the Merger Agreement (but in no event later than July 11, 2012). The obligation of Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer is subject only (i) to the satisfaction of the Minimum Condition and (ii) to the satisfaction (or waiver by Purchaser) of the other conditions that are described in Section 15 — “Certain Conditions of the Offer” (such conditions, together with the Minimum Condition, the “Offer Conditions”). Subject to the applicable rules and regulations of the SEC, Purchaser expressly reserves the right to (i) waive any of the Offer Conditions (other than the Minimum Condition) (ii) increase the Offer Price and (iii) make any other changes in the terms of the Offer. However, no change may be made, without the prior written consent of the Company, which (a) decreases the Offer Price, (b) changes the form of consideration to be paid in the Offer, (c) reduces the maximum number of Shares sought to be purchased in the Offer, (d) imposes conditions to the Offer in addition to the Offer Conditions, (e) (i) waives, amends or modifies the Minimum Condition or (ii) modifies or amends any of the other Offer Conditions, in the case of this subclause (ii), in any manner that is or would reasonably be expected to be adverse to the holders of Shares, (f) makes other changes in the terms of the Offer that are in any manner, or would reasonably be expected to be, materially adverse to the holders of Shares or (g) except as permitted by the Merger Agreement, extends the expiration date of the Offer.

The Merger Agreement provides that Purchaser will (and Parent will cause Purchaser to) (i) extend the Offer beyond any scheduled expiration date for a period not to exceed five days, if, at the scheduled expiration of the Offer, any of the Offer Conditions (other than the Minimum Condition) has not been satisfied or, to the extent permitted by the Merger

Agreement, waived, subject to the parties’ respective termination rights as described below under “Termination”, (ii) extend the Offer up to an aggregate of two times, for a period of ten business days each, at the request of the Company beyond any scheduled expiration date if, at the scheduled expiration of the Offer, the Minimum Condition has not been satisfied and (iii) extend the Offer for any period required by any rule, regulation or interpretation of the SEC or the staff thereof or the Nasdaq Stock Market that is applicable to the Offer.

Purchaser may, without the consent of the Company, extend the Offer beyond any scheduled expiration date for a period not to exceed five business days, if, at the scheduled expiration of the Offer, the Minimum Condition has not been satisfied. In addition, if, at the expiration date of the Offer, all the Offer Conditions have been satisfied (or, to the extent permitted by the Merger Agreement, waived by Purchaser), but the number of Shares validly tendered and not withdrawn pursuant to the Offer, when taken together with Shares, if any, then owned by Parent and its subsidiaries, constitutes less than 90% of the Shares then outstanding, without the consent of the Company (but in consultation with the Company), Purchaser may (subject to applicable law) provide for a “subsequent offering period” (as contemplated by Rule 14d-11 under the Exchange Act) for up to ten business days after Purchaser’s acceptance for payment of the Shares then tendered and not withdrawn pursuant to the Offer, in which event Purchaser will, and Parent will cause Purchaser to, (A) give the required notice of such subsequent offering period and (B) immediately accept for payment and promptly pay for all Shares validly tendered and not withdrawn as of such expiration date.

Top-Up Option. The Company has granted Purchaser an irrevocable option (the “Top-Up Option”), to purchase that number of newly issued Shares (the “Top-Up Option Shares”) equal the number of Shares that, when added to the number of Shares owned by Parent and its subsidiaries immediately following the consummation of the Offer, constitutes one share more than the number of Shares necessary for Purchaser to be merged into the Company pursuant to Section 253 of the DGCL (after giving effect to the issuance of the Top-Up Option Shares pursuant to the exercise of the Top-Up Option) for a cash purchase price per Top-Up Option Share equal to the Offer Price. However, in no event will the Top-Up Option be exercisable for a number of Shares in excess of the number of authorized but unissued Shares (including as authorized and unissued Shares, any Shares held in treasury of the Company). The aggregate amount payable to the Company for the Top-Up Option Shares will be equal to the product of the number of Top-Up Option Shares and the Offer Price (the “Top-Up Consideration”).

The Top-Up Option will be exercised by Purchaser once, in whole and not in part, immediately after the time at which the Purchaser accepts for payment all Shares validly tendered and not withdrawn pursuant to the Offer (the date of acceptance for payment, the “Acceptance Date,” and the time for acceptance for payment on the Acceptance Date, the “Acceptance Time”) or the expiration of any subsequent offering period, as applicable, so long as the exercise of the Top-Up Option would, after issuance of such Top-Up Option Shares, be sufficient to allow for Purchaser to be merged into the Company pursuant to Section 253 of the DGCL. However, the Top-Up Option will terminate upon the earlier of: (i) the fifth business day after the later of (1) the Acceptance Date and (2) the expiration of any subsequent offering period; and (ii) the termination of the Merger Agreement in accordance with its terms. The obligation of the Company to deliver Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the conditions that (A) no provision of any applicable law and no injunction, judgment, ruling, order or decree instituted, issued or entered which prohibits the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect of such exercise, (B) upon exercise of the Top-Up Option, the aggregate number of Shares owned by Parent and its subsidiaries would be sufficient to allow for Purchaser to be merged into the Company pursuant to Section 253 of the DGCL and (C) Purchaser has accepted for payment all Shares validly tendered in the Offer and not withdrawn.

The Top-Up Consideration will consist of (i) an amount equal to the par value of the Top-Up Option Shares, to be paid in cash, and (ii) an amount equal to the balance of the Top-Up Consideration, which may be paid in the sole discretion of Parent and Purchaser (x) in cash or (y) by issuance of a promissory note (which will be treated as payment to the extent of the principal amount thereof) with full recourse to Parent, or any combination of the foregoing. Any such promissory note will (A) accrue simple interest at the rate per annum of 5.0%, (B) will mature on the first anniversary of the date of execution and delivery of such promissory note, (C) may be prepaid at any time and from time to time, without premium or penalty, (D) will provide that the unpaid principal amount and accrued interest under the promissory note will immediately become due and payable in the event that (1) Purchaser fails to make any payment on the promissory note as provided therein and such failure continues for a period of thirty days or (2) Purchaser files or has filed against it any petition under any bankruptcy or insolvency law or makes a general assignment for the benefit of creditors and (E) will have no other material terms.

In any appraisal proceeding under Section 262 of the DGCL with respect to any shares for which a holder is entitled to demand and properly demands appraisal (“Dissenting Shares”), the Surviving Corporation will not assert that the Top-Up Option, the Top-Up Option Shares or any cash or the promissory note delivered to the Company in payment for such Top-Up Option Shares should be considered in connection with the determination of the fair value of the Dissenting Shares in accordance with Section 262 of the DGCL.

Directors. The Merger Agreement provides that upon the purchase of Shares pursuant to the Offer and for so long thereafter as Parent and its subsidiaries own in the aggregate more than 50% of the outstanding Shares then outstanding determined on a fully diluted basis and subject to compliance with applicable federal securities laws and the applicable rules of the Nasdaq Stock Market, Parent is entitled to designate for appointment or election to the Company Board such number of directors, rounded up to the next whole number, as is equal to the product obtained by multiplying the total number of directors on the Company Board as would represent a percentage of the entire Company Board equal to the percentage that the number of Shares owned by Parent and its subsidiaries bears to the total number of Shares then outstanding on a fully-diluted basis. Upon request from Parent, the Company has agreed to use its reasonable best efforts to promptly cause Parent’s designees to be so appointed or elected to the Company Board and, to the extent necessary, use its reasonable best efforts to increase the size of the Company Board or obtain the resignation of such number of the incumbent directors as is necessary to give effect to the foregoing provision.

The Merger Agreement also provides that the Company Board will have at least three directors who are (i) directors of the Company on the date of the Merger Agreement and (ii) Qualified Persons (“Independent Directors”). If the number of Independent Directors is reduced below three for any reason whatsoever, then, unless the remaining Independent Director(s) (if any) identifies a Qualified Person willing to serve as an Independent Director (in which case such remaining Independent Director(s) will be entitled to designate such Qualified Person to fill such vacancy and such designated Qualified Person will be deemed to be an Independent Director for purposes of the Merger Agreement), the other directors will be required to designate Qualified Persons to fill such vacancies, and such persons will be deemed to be Independent Directors for purposes of the Merger Agreement. Following the Acceptance Time, neither Parent nor Purchaser will take any action to remove any Independent Director absent cause and subject to the terms of the organizational documents of the Company. Following the election or appointment of Parent’s designees and prior to the Effective Time, the approval of all the Independent Directors then in office will be required to authorize and no other action on the part of the Company will, unless otherwise required by applicable law, be required or permitted to authorize: (i) any amendment or termination of the Merger Agreement by the Company; (ii) any extension by the Company of time for performance of any obligation or action under the Merger Agreement by Parent or Purchaser; (iii) any waiver, exercise or enforcement of any of the Company’s rights under the Merger Agreement; (iv) any amendment of the organizational documents of the Company; (v) any action adversely affecting the rights of the Company’s stockholders; or (vi) any other action by the Company in connection with the Merger Agreement.

As used in the Merger Agreement, a “Qualified Person” means an individual who (i) is not an officer of the Company or any of its subsidiaries, (ii) qualifies as an “independent director” as defined in Rule 5605(a)(2) of the Nasdaq Stock Market Listing Rules and (iii) is eligible to serve on the Company’s audit committee under applicable Exchange Act and Nasdaq Stock Market rules.

Stockholders Meeting. The Merger Agreement provides that, if required by applicable law in order to consummate the Merger, the Company will, in accordance with applicable law and the organizational documents of the Company, duly call, give notice of, convene and hold a special meeting of the Company’s stockholders for the purposes of considering and taking action upon the adoption of the Merger Agreement.

The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, at the Effective Time, Purchaser will be merged with and into the Company, and the separate corporate existence of Purchaser will thereupon cease, and the Company will be the surviving corporation in the Merger (the “Surviving

Corporation”). The certificate of incorporation and by-laws of the Company, as in effect immediately prior to the Effective Time, will be the certificate of incorporation and by-laws of the Surviving Corporation until thereafter amended as provided therein or by applicable law. Each of the parties to the Merger Agreement will take all necessary action to cause the directors of Purchaser immediately prior to the Effective Time to be the initial directors of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation.

Pursuant to the Merger Agreement, each (i) issued and outstanding share of capital stock of Purchaser will be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and (ii) Share owned by a subsidiary of the Company or a subsidiary of Parent other than Purchaser, will be converted into and become a number of validly issued, fully paid and nonassessable shares of common stock, par value $0.01 per Share, of the Surviving Corporation that is proportionate to such converted Share’s percentage of the total equity of the Company immediately prior to the Effective Time. Any Shares that are owned by the Company as treasury stock, and any Shares owned by Parent or Purchaser, will be automatically cancelled and will cease to exist and no consideration will be delivered in exchange therefor.

Each issued and outstanding Share (other than (i) Shares to be converted into common stock of the Surviving Corporation, (ii) Shares to be cancelled and (iii) any Dissenting Shares) will be converted into the right to receive an amount of cash equal to the Offer Price, without interest, payable to the holder thereof in the manner provided in the Merger Agreement (the “Merger Consideration”). All such Shares, when so converted, will no longer be outstanding and will automatically be cancelled and will cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such Shares (“Certificate”) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) will cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such Certificate or Book-Entry Shares in accordance with the Merger Agreement, without interest.

The Company has granted outstanding awards of equity compensation under the following equity compensation plans: the Amended and Restated Company 1998 Stock Plan, the Company 2000 Stock Plan, the Amended Company 2001 Stock Plan, the Company 2004 Stock Plan, the Company 2007 Stock Plan and the Company 2009 Employee Stock Purchase Plan (the “Company ESPP”, and together with such other plans, the “Company Stock Plans”). The Merger Agreement provides that each outstanding option to purchase Shares granted under the Company Stock Plans (other than rights under the Company ESPP) or otherwise (each, an “Option”), whether vested or unvested, that is outstanding immediately prior to the Acceptance Time will be cancelled immediately prior to the Acceptance Time, and the holder thereof will be entitled to receive an amount in cash without interest as soon as practicable following the Effective Time equal to the product of (x) the total number of Shares subject to such Option and (y) the excess, if any, of the amount of the Offer Price over the exercise price per Share subject to such Option, unless otherwise agreed by Parent and the holder of such Option, less such amounts as are required to be withheld or deducted related to taxes. The Merger Agreement also provides that any award of restricted Shares granted under the Company Stock Plans or otherwise will be converted into the right to receive the Merger Consideration, unless otherwise agreed by Parent and the holder of such restricted Shares.

The Merger Agreement provides that the Company will suspend the Company ESPP so that (i) no further offering periods under the Company ESPP will commence after the date of the Merger Agreement and (ii) the Company ESPP will terminate, effective upon the earlier of (A) the final day of the offering period in effect under the Company ESPP on the date of the Merger Agreement and (B) the day immediately prior to the Acceptance Date. With respect to the offering period that is in effect under the Company ESPP on the date of the Merger Agreement, except to the extent necessary to maintain the status of the Company ESPP as an “employee stock purchase plan” within the meaning of Section 423(b) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder, the Company will prevent both (x) any new Company ESPP participants and (y) any increases in payroll deductions to be applied to the purchase of Company common stock under the Company ESPP. If the day immediately prior to the Acceptance Date occurs prior to the final day of the offering period in effect under the Company ESPP on the date of the Merger Agreement, then each purchase right outstanding under the Company ESPP on the day immediately prior to the Acceptance Date will be automatically exercised by applying the payroll deductions of each then-current participant in the Company ESPP for the then-current offering period to the purchase of whole Shares (subject to certain limitations provided for under the Company ESPP regarding the maximum number and value of Shares purchasable per participant). The purchase price per Share for such exercise will be equal to the lesser of (1) 85% of the fair market value of the Shares as of the final day of the immediately preceding offering period under the Company ESPP and (2) 85% of the fair market value of the Shares as of the day immediately prior to the Acceptance Date. The fair market value of the Shares as of a particular date will mean the closing price of the Shares for such date as reported on the Nasdaq Global Select Market. The Company will provide at least ten days’ prior written notice to each participant in the Company ESPP of such purchase.

Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to Parent and Purchaser relating to the Company and its subsidiaries, including representations relating to: organization; standing; corporate power; capitalization; authority; noncontravention; voting requirements; government approvals; Company SEC documents; undisclosed liabilities; absence of certain changes; legal proceedings; compliance with laws; permits; information supplied; tax matters; employee benefits and labor matters; environmental matters; material contracts; real property; intellectual property; receipt of an opinion of the Company’s financial advisor; brokers and other advisors; and employment arrangements.

In the Merger Agreement, Parent and Purchaser have made customary representations and warranties to the Company, including representations relating to: organization; authority; noncontravention; governmental approvals; information supplied; ownership and operations of Purchaser; capital resources; and brokers and other advisors.

Operating Covenants. Except as expressly permitted or required by the Merger Agreement or as required by applicable law or as set forth in the Company’s disclosure schedule, during the period from the date of the Merger Agreement until the Effective Time, unless Parent otherwise delivers to the Company its prior written consent (which consent must not be unreasonably withheld or delayed), the Company will, and cause its subsidiaries to, conduct its business in all material respects in the ordinary course of business and, to the extent consistent therewith, use reasonable best efforts to preserve substantially intact its current business organization and to preserve its relationships with each federal, state or local, domestic, foreign or multinational government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality (each, a “Governmental Authority”), customer, supplier and other person having material business dealings with the Company or its subsidiaries.

Additionally, the Company is (and will cause its subsidiaries to be) subject to customary operating covenants and restrictions, including, but not limited to, restrictions relating to:

•

issuing, selling or granting any shares of capital stock, or any securities or rights convertible into, exchangeable or exercisable for or evidencing the right to subscribe for any shares of capital stock, or any rights that are linked to the value of Shares or the value of the Company (except that the Company may issue Shares upon the exercise of Options or rights under the Company ESPP, in each case that are outstanding on the date of the Merger Agreement); redeeming, purchasing or otherwise acquiring any shares of capital stock or any rights, warrants or options to acquire any shares of capital stock; declaring or paying any dividends or making other distributions (other than the Company’s regular quarterly dividend); splitting, combining, subdividing or reclassifying shares of capital stock;

•

incurring or guaranteeing any indebtedness (except for short-term borrowings under the Company’s current credit agreement in an aggregate amount not in excess of $10,000,000); making any loans, advances, capital contributions or investments; entering into any leases with a term in excess of one year;

•	selling, leasing, licensing, disposing or subjecting to any lien any of its material property or assets;

•	making capital expenditures in excess of $250,000 for each individual asset or in excess of $5,000,000 in the aggregate, except as budgeted in the Company’s current plan;

•	making any acquisitions of capital stock or assets for consideration in excess of $15,000,000 in the aggregate;

•

adopting, entering into, establishing, terminating, amending or modifying (1) any restrictive covenant agreement with any current or former director, officer, employee or independent contractor of the Company or any of its subsidiaries (“Company Personnel”) in a manner that would be adverse to the Company or (2) any collective bargaining agreement or Company Plan (as defined below) in any manner; increasing in any manner the compensation or benefits of, or pay any bonus to, or grant any loan to, any Company Personnel (except for increases in base salary and cash bonuses in the ordinary course of business consistent with past practice); paying or providing to any Company Personnel any compensation or benefit not provided for under a Company Plan as in effect on the date of the Merger Agreement; granting or amending any awards under any Company Plan, or removing or modifying existing restrictions in any Company Plan or awards made thereunder; granting or paying any severance, separation, change in control, retention, termination or similar compensation or benefits to, or increasing in any manner the severance, separation, change in control, retention, termination or similar compensation or benefits of, any Company Personnel; entering into any trust, annuity or insurance contract or similar agreement with respect to, or taking any action to fund or in any other way secure the payment of compensation or benefits under, any Company Plan; taking any action to accelerate the time of payment or vesting of any compensation or benefits under any Company Plan or; making any material determination under any Company Plan that is inconsistent with the ordinary course of business or past practice;

•	entering into, modifying, amending or terminating any Company Material Contract (as defined below);

•	making or changing any material election concerning taxes or settling or compromising any material tax liability or refund;

•	making any changes in financial or tax accounting methods, principles or practices (or changing an annual accounting period);

•	amending or otherwise changing organizational documents of the Company or any of its subsidiaries;

•

paying, discharging or satisfying any claims, liabilities or obligations; cancelling any material indebtedness owed to the Company or any of its subsidiaries or waiving any claims or rights of substantial value; subject to the Company’s rights with respect to a Takeover Proposal (defined below), waiving the benefits of, or agreeing to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party;

•	adopting a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization; or

•	agreeing to take any of the actions described above.

During the period from the date of the Merger Agreement until the Effective Time, neither party will, nor will it permit any of its subsidiaries to, take, or agree or commit to take, any action that would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (ii) materially increase the risk of any Governmental Authority entering an order, ruling, judgment or injunction prohibiting the consummation of the Transactions or (iii) otherwise materially delay the consummation of the Transactions (each, a “Delay”), other than (in any case) an action specifically permitted by the Merger Agreement. During the period from the date of the Merger Agreement until the Effective Time, neither party will, nor will it permit any of its subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any person or portion thereof, or otherwise acquire or agree to acquire any assets or rights, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would reasonably be expected to result in a Delay.

As used in the Merger Agreement, “Company Plan” refers to each bonus, incentive compensation, equity-based compensation, equity purchase, pension, severance, change in control, retention, tax gross up, vacation, benefit or fringe benefit plan, program, policy or agreement (including each employment or individual consulting for employee-type services agreement), in each case, maintained, sponsored or contributed to, or required to be maintained, sponsored or contributed to, by the Company or any of its subsidiaries or any other person or entity that, together with the Company, is treated as a single employer under Section 414 of the Internal Revenue Code of 1986, as amended, for the benefit of Company Personnel.

As used in the Merger Agreement, “Company Material Contract” refers to contracts that are material to the business, properties, assets, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole, required to be filed as exhibits, pursuant to Rule 601 of Regulation S-K promulgated under the Exchange Act, to registration statements, reports or proxy statements required to be filed with the SEC since January 1, 2010.

Takeover Proposals; Board Recommendation. The Merger Agreement provides that the Company and its subsidiaries will, and the Company will use its reasonable best efforts to cause its and its subsidiaries’ respective directors, officers, employees and their accountants, counsel, financial advisors and other advisors and representatives (the foregoing, with respect to any person, its “Representatives”) to, (i) immediately cease any discussions or negotiations that may be ongoing as of the date of the Merger Agreement with any person (other than Parent and its Representatives) with respect to a Takeover Proposal, (ii) as promptly as practicable (and no later than one business day) after the date of the Merger Agreement, request the prompt return or destruction of all confidential information previously furnished to any person (other than Parent and its Representatives) within the last twelve months for the purpose of evaluating a possible Takeover Proposal and (iii) immediately prohibit any access by any person (other than Parent and its Representatives) to any physical or electronic data room relating to a possible Takeover Proposal. The Company and its subsidiaries will not, and the Company will use its reasonable best efforts to cause its and its subsidiaries’ Representatives not to, directly or indirectly: (i) solicit, initiate, or knowingly facilitate or encourage any Takeover Proposal, (ii) enter into any Company Acquisition Agreement, (iii) participate in any negotiations regarding, or furnish to any person (other than Parent) any information or access with respect to, any Takeover Proposal or (iv) participate in any discussions regarding any Takeover Proposal (except that clause (iv) will not prevent the Company and its Representatives from describing the Merger Agreement provisions related to Takeover Proposals and the Company Board recommendation or engaging in limited discussions solely for the purpose of clarifying ambiguities in a Takeover Proposal). Any violation of the restrictions set forth above by any Representative of the Company or any of its subsidiaries is deemed to be a breach of the Merger Agreement by the Company, whether or not the Company has used reasonable best efforts to prevent such violation.

Notwithstanding anything to the contrary in the Merger Agreement, at any time after the date of the Merger Agreement and prior to the Acceptance Time, in the event that the Company receives a bona fide written Takeover Proposal that was not solicited after the date of the Merger Agreement by the Company, any of its subsidiaries or any of their respective Representatives, the Company and its Representatives may engage in negotiations or substantive discussions (including, as a part thereof, making counterproposals) with, or furnish any information and other access to, any person making such Takeover Proposal and its Representatives or potential sources of financing if the Company Board determines in good faith, after consultation with the Company’s outside legal and financial advisors, that such Takeover Proposal constitutes or could reasonably be expected to result in a Superior Proposal, provided that (i) prior to furnishing any nonpublic information, the Company receives from such person an executed confidentiality agreement containing terms that are not materially less favorable to the Company than those contained in the confidentiality agreement between the Company and Parent and (ii) any such nonpublic information so furnished has been previously provided to Parent or is provided to Parent substantially concurrently with it being so furnished to such person or its Representatives.

The Merger Agreement also provides that the Company Board will not (i) (A) withdraw (or modify in a manner adverse to Parent or Purchaser), or publicly propose to withdraw (or so modify), its recommendation that the stockholders of the Company accept the Offer, tender their Shares pursuant to the Offer and, if required by applicable law, vote in favor of the adoption of the Merger Agreement or (B) publicly recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Takeover Proposal (any action described in this clause (i) being referred to as a “Change in Recommendation”) or (ii) approve or recommend, or allow the Company or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any Takeover Proposal, other than a confidentiality agreement entered into in accordance with the terms of the Merger Agreement (each, a “Company Acquisition Agreement”).

Notwithstanding anything to the contrary in the Merger Agreement, at any time prior to the Acceptance Time, (i) the Company Board may make a Change in Recommendation if the Company Board determines in good faith, after consultation with its outside legal and financial advisors, that the failure to take such action would be inconsistent with the directors’ fiduciary duties to the stockholders of the Company under applicable law or (ii) if the Company Board determines in good faith, after consultation with its outside legal and financial advisors, that a Takeover Proposal constitutes a Superior Proposal, then the Company Board may make a Change in Recommendation with respect to such Superior Proposal and/or the Company or its subsidiaries may enter into a Company Acquisition Agreement with respect to such Superior Proposal if, in the case of a Company Acquisition Agreement, the Company will have, concurrently with such entry into such Company Acquisition Agreement, terminated the Merger Agreement. However, (1) no Change in Recommendation and (2) no

termination of the Merger Agreement will be made, in each case, until after the third business day following Parent’s receipt of written notice from the Company advising Parent that the Company Board intends to make a Change in Recommendation (a “Notice of Adverse Recommendation”) or terminate the Merger Agreement (a “Notice of Superior Proposal”) and specifying the reasons therefor, including, if the basis of the proposed action by the Company Board is a Superior Proposal, the terms and conditions of any such Superior Proposal (and any amendment to the financial terms or any other material term of such Superior Proposal will require a new Notice of Adverse Recommendation or Notice of Superior Proposal and a new three business day period). In determining whether to make a Change in Recommendation or in determining whether a Takeover Proposal constitutes a Superior Proposal, the Company Board will take into account any changes to the terms of the Merger Agreement proposed by Parent in response to a Notice of Adverse Recommendation, a Notice of Superior Proposal or otherwise.

The Merger Agreement also provides that the Company will promptly advise Parent orally or in writing of any Takeover Proposal, the material terms and conditions of any such Takeover Proposal (including any changes thereto) and the identity of the Person making any such Takeover Proposal. The Company will (i) keep Parent reasonably informed of the status and material details (including any material change to the terms thereof) of any such Takeover Proposal and any discussions and negotiations concerning the material terms and conditions thereof and (ii) provide to Parent as soon as practicable after receipt or delivery thereof copies of all material written correspondence relating to any such Takeover Proposal exchanged between the Company or any of its subsidiaries, on the one hand, and the person making a Takeover Proposal, on the other hand.

As used in the Merger Agreement, “Takeover Proposal” means any inquiry, proposal or offer from any person (other than Parent and its subsidiaries) or group of persons relating to, in a single transaction or series of related transactions, any (A) acquisition of assets of the Company and its subsidiaries (including securities of subsidiaries, but excluding sales of inventory in the ordinary course of business) equal to 25% or more of the Company’s consolidated assets or to which 25% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (B) acquisition of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of 25% or more of the outstanding Shares, (C) tender offer or exchange offer that if consummated would result in any person (or “group,” as defined under Section 13 of the Exchange Act) beneficially owning 25% or more of the outstanding Shares or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company; in each case, other than the Transactions.

As used in the Merger Agreement, “Superior Proposal” means a Takeover Proposal (with references to “25%” in the definition of Takeover Proposal read as references to “50.1%”) (A) on terms which the Company Board determines in good faith, after consultation with the Company’s outside legal and financial advisors, to be more favorable from a financial point of view to the Company’s stockholders than the Transactions (taking into account all the terms and conditions of such Takeover Proposal and the Merger Agreement, including any changes to the terms of the Merger Agreement proposed by Parent in response to such Takeover Proposal or otherwise) and (B) that is reasonably capable of being completed, taking in account all financial, regulatory, legal and other aspects of such Takeover Proposal.

Reasonable Best Efforts. The Merger Agreement provides that each of the parties to the Merger Agreement will cooperate with the other parties and use (and will cause their respective subsidiaries to use) their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the closing of the Merger to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority necessary, proper or advisable to consummate the Transactions.

For purposes of the Merger Agreement, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable laws issued by a Governmental Authority (in the United States or any foreign jurisdiction) that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

The Merger Agreement also specifically provides that each party to the Merger Agreement agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable and in any event by July 11, 2012 and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its reasonable best efforts to take, or cause to be taken, all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act (including any extensions thereof) as soon as practicable.

The Merger Agreement also provides that each of the parties to the Merger Agreement will use its reasonable best efforts to cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private party.

Notwithstanding anything else contained in the Merger Agreement, Parent and its subsidiaries are not required, and the Company and its subsidiaries are not permitted, without the prior written consent of Parent, to undertake any efforts or to take any action if the taking of such efforts or action would reasonably be expected to result in a Substantial Detriment; however, the reasonable best efforts of Parent include agreeing to take actions that would not result in a Substantial Detriment.

As used in the Merger Agreement, “Substantial Detriment” refers to (i) any prohibition or limitation on the ownership or operation by Parent or any of its subsidiaries (other than the Company and its subsidiaries) of, or any requirement on Parent or any such subsidiary to dispose of or hold separate, any portion of the business, properties or assets of Parent or any such subsidiary that would be material to Parent or such subsidiary, (ii) any requirement on Parent or any of its subsidiaries (other than the Company and its subsidiaries) to dispose of or hold separate the Company or (iii) any prohibition or limitation on the ownership or operation by the Company or any of its subsidiaries of, or any requirement on the Company or any of its subsidiaries to dispose of or hold separate, any portion of the business, properties or assets of the Company or any of its subsidiaries that would reasonably be expected to, individually or in the aggregate, have a material adverse effect on the operations or financial condition of the Company and its subsidiaries, taken as a whole.

Indemnification and Insurance. The Merger Agreement provides that from and after the Effective Time, Parent will cause the Surviving Corporation to assume all obligations of the Company and its subsidiaries to each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director, officer, manager or employee of the Company or of a Subsidiary of the Company (each, an “Indemnitee”) (i) with respect to all claims in connection with any actions based on or arising out of (A) the fact that the Indemnitee was a director, officer, manager, employee or agent of the Company or a subsidiary of the Company or (B) any of the Indemnitee’s acts or omissions in his or her capacity as such, to the fullest extent permitted under applicable law, and (ii) in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the organizational documents of the Company and such subsidiaries as in effect on the date of the Merger Agreement. In addition, from and after the Effective Time, Parent will cause the Surviving Corporation to assume all obligations to pay any expenses (including fees and expenses of legal counsel) of any Indemnitee (including in connection with enforcing the indemnity and other obligations) as incurred to the fullest extent permitted under applicable law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable law.

The Merger Agreement also provides that for the six-year period commencing immediately after the Effective Time, Parent will maintain in effect the Company’s current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently (and any additional persons who prior to the Effective Time become) covered by the Company’s directors’ and officers’ liability insurance policy on terms and scope with respect to such coverage, and in amount, not less favorable to such individuals than those of such policy in effect on the date of the Merger Agreement (or Parent may substitute therefor policies, issued by reputable insurers, of at least the same coverage containing terms and conditions that are no less favorable to the Indemnitees with respect to matters occurring prior to the Effective Time). However, if the aggregate annual premiums for such insurance annually exceed $1,500,000 (the “Maximum Amount”), then Parent will provide or cause to be provided a policy for the applicable individuals with the best coverage as will then be available at the Maximum Amount, provided that at no time will such coverage be less than the directors’ and officers’ liability insurance coverage then provided by Parent to its directors and officers. If Parent in its sole discretion elects, then Parent may, prior to the Effective Time, purchase a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by the Indemnitees in their capacity as such. However, in no event will the cost of such policy exceed six times the Maximum Amount. If such a “tail policy” is purchased, Parent and the Surviving Corporation will have no further obligations with respect to directors’ and officers’ liability insurance.

Employee Matters. The Merger Agreement provides that Parent will, for a period of twelve months immediately following the closing of the Merger, cause the Surviving Corporation and its subsidiaries to provide employees of the Company and its subsidiaries as of the Acceptance Time (the “Company Employees”) with compensation and employee benefits that, taken as a whole, are substantially comparable in the aggregate to the compensation and employee benefits provided by the Company and its subsidiaries to Company Employees prior to the closing date of the Merger. However, (a) neither Parent nor the Surviving Corporation nor any of their subsidiaries will have any obligation to provide equity or equity-based compensation and (b) no plans or arrangements of the Company or any of its subsidiaries providing for equity or equity-based compensation will be taken into account in determining whether compensation and employee benefits are comparable in the aggregate. Parent or one of its affiliates will recognize the service of Company Employees with the Company prior to the closing of the Merger as service with Parent and its affiliates in connection with any tax-qualified pension plan, 401(k) savings plan, vacation or other paid time off, service awards, severance and other welfare benefit plans and policies maintained by Parent or one of its affiliates which is made available following the closing of the Merger by Parent or one of its affiliates for purposes of any waiting period, vesting, eligibility, benefit entitlement and benefit accruals. However, such service need not be recognized for purposes of any defined benefit pension plan or to the extent that such recognition would result in any duplication of benefits. Parent will (i) waive, or cause its insurance carriers to waive, all limitations as to pre-existing and at-work conditions, if any, with respect to participation and coverage requirements applicable to Company Employees under any welfare benefit plan which is made available to Company Employees following the closing date of the Merger by Parent or one of its Affiliates (other than the Company or any of its subsidiaries), except to the extent that such pre-existing or at-work condition would have been applicable under the comparable Company welfare benefit plan immediately prior to the Effective Time, and (ii) provide credit to Company Employees for any co-payments, deductibles and out-of-pocket expenses paid by such employees under the employee benefit plans, programs and arrangements of the Company and its subsidiaries during the portion of the relevant plan year including the closing of the Merger.

Conditions to the Merger. The Merger Agreement provides that the respective obligations of each party to effect the Merger are subject to the satisfaction (or waiver, if permissible under applicable law) of the following conditions:

(i) the Merger Agreement has been duly adopted by the requisite vote of the holders of Shares, if, and to the extent required by, applicable law and the certificate of incorporation of the Company, in order to consummate the Merger;

(ii) no law, injunction, judgment, order, decree or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority having jurisdiction over the Company, Parent or Purchaser is in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal; and

(iii) Purchaser has purchased Shares pursuant to the Offer; however, this condition will be deemed satisfied with respect to Parent and Purchaser if Purchaser fails to purchase Shares pursuant to the Offer in breach of its obligations under the Merger Agreement.

Termination. The Merger Agreement may be terminated and the Transactions abandoned at any time:

(i) prior to the Effective Time, by the mutual written consent of the Company and Parent duly authorized by the Company Board and the Board of Directors of Parent;

(ii) by either of the Company or Parent:

(A) prior to the Effective Time, if any Governmental Authority having jurisdiction over the Company, Parent or Purchaser has enacted, promulgated, issued, entered, amended or enforced (1) a law prohibiting the Offer or the Merger or making the Offer or the Merger illegal or (2) an injunction, judgment, order, decree or ruling, or taken any other action, in each case, permanently enjoining, restraining, preventing or prohibiting the Offer or the Merger and such injunction, judgment, order, decree or ruling or other action has become final and non-appealable; however, the right to terminate the Merger Agreement is not available to a party if the issuance of such final, non-appealable injunction, judgment, order, decree or ruling was primarily due to the failure of such party to perform any of its obligations under the Merger Agreement;

(B) prior to the Acceptance Time, if the Acceptance Time has not occurred on or before October 1, 2012; however, the right to terminate the Merger Agreement is not be available to any party whose failure to perform any of its obligations under the Merger Agreement resulted in the failure of the Acceptance Time to have occurred on or before October 1, 2012; or

(C) if, as the result of the failure of the Minimum Condition, the Offer has terminated or expired in accordance with its terms without Purchaser having accepted for payment and paid for any Shares pursuant to the Offer; however, the right to terminate the Merger Agreement is not available to Parent if Parent or Purchaser has not complied with the Merger Agreement provisions related to the extension of the Offer;

(iii) by the Company prior to the Acceptance Time:

(A) if (1) Purchaser has failed to commence the Offer on or prior to July 11, 2012 (but the Company may not terminate the Merger Agreement if it is in material breach or is not in a position to file its Solicitation/Recommendation Statement on Schedule 14D-9), (2) Purchaser terminates or makes any change to the Offer in violation of the terms of the Merger Agreement or (3) on the expiration date of the Offer (as it may be extended in accordance with the terms of the Merger Agreement), Purchaser fails to accept for payment and pay for Shares validly tendered and not withdrawn in the Offer;

(B) if (1) the Company Board has effected a Change in Recommendation or (2) the Company concurrently enters into a definitive Company Acquisition Agreement that constitutes a Superior Proposal; however, the right of the Company to terminate the Merger Agreement is conditioned on (x) in the case of clause (1) only, the absence of any pending Takeover Proposal on the date of such termination, (y) the Company having complied in all material respects with the Merger Agreement provisions related to Takeover Proposals and the Company Board recommendation and (z) the concurrent payment by the Company to Parent of the Termination Fee; or

(C) if (1) the representations and warranties of Parent or Purchaser set forth in the Merger Agreement are not true and correct on and as of the date of the Merger Agreement and on and as of the date of such determination as if made on such date (other than those representations and warranties that address matters only as of a particular date which are true and correct as of such date), except where the failure of such representations and warranties to be so true and correct as of such dates would not reasonably be expected to have a Parent Material Adverse Effect, or (2) Parent or Purchaser has breached or failed in any material respect to perform or comply with any obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by them, which inaccuracy, breach or failure has not been cured within twenty business days after Parent receives from the Company written notice of such inaccuracy, breach or failure; however, a failure to pay the Offer Price as and when due pursuant to the Merger Agreement is not be entitled to such cure period; or

(iv) by Parent prior to the Acceptance Time:

(A) if the Company Board has effected a Change in Recommendation; or

(B) if (1) the representations and warranties of the Company (x) set forth in the Merger Agreement related to authority, noncontravention, voting requirements and governmental approvals are not true and correct on and as of the date of such determination as if made on such date, (y) set forth in the Merger Agreement related to subsidiaries, capitalization, brokers and other advisors and employment arrangements are not be true and correct on and as of the date of such determination as if made on such date (other than those representations and warranties that address matters only as of a particular date which are true and correct as of such date), except where the failure of such representations and warranties to be so true and correct as of such dates has not had and would not reasonably be expected to have more than a de minimis effect on the reasonably expected benefits of the Transactions to Parent and Purchaser, or (z) otherwise set forth in the Merger Agreement are not true and correct on and as of the date of such determination as if made on such date (other than those representations and warranties that address matters only as of a particular date which are true and correct as of such date), except where the failure of such representations and warranties to be so true and correct as of such dates has not had and would not reasonably be expected to have a Company Material Adverse Effect, or (2) the Company has breached or failed in any material respect to perform or comply with any obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by it, which inaccuracy, breach or failure has not been cured within twenty business days after the Company receives from Parent written notice of such inaccuracy, breach or failure; however, a failure to comply with the Merger Agreement provisions related to Takeover Proposals and the Company Board recommendation (whether or not such failure is judicially excused) is not entitled to such cure period.

As used in the Merger Agreement, “Parent Material Adverse Effect” refers to any change, effect, event or occurrence which, individually or in the aggregate, prevents or materially impedes the consummation by Parent or Purchaser of the Transactions.

As used in the Merger Agreement, “Company Material Adverse Effect” refers to any change, effect, event or occurrence which, individually or in the aggregate, has resulted in a material adverse effect on the operations or financial condition of the Company and its subsidiaries, taken as a whole, except to the extent such change, effect, event or occurrence arises out of, results from or is attributable to any of the following: (i) any changes in general United States or global economic conditions; (ii) any changes in conditions generally affecting the industry in which the Company and its subsidiaries operate; (iii) any decline in the market price or trading volume of the Shares on the Nasdaq Stock Market (however, this exception will not prevent or otherwise affect a determination that any change, effect, event or occurrence underlying such decline has resulted in or contributed to a Company Material Adverse Effect); (iv) any regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction; (v) any failure, in and of itself, by the Company or its subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (however, this exception will not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure has resulted in or contributed to a Company Material Adverse Effect); (vi) the public announcement or pendency of the Offer, the Merger or any of the other transactions contemplated hereby; (vii) changes or proposed changes in generally accepted accounting principles in the United States or in laws applicable to the Company or the enforcement or interpretation thereof (which includes any changes or proposed changes in any law relating to Medicaid or Medicare reimbursement or competitive bidding policies or practices or the enforcement or interpretation thereof); (viii) any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, acts of war, sabotage, terrorism or military actions threatened or underway as of the date of the Merger Agreement; (ix) earthquakes, hurricanes, tornados or other natural disasters; or (x) any action expressly required to be taken pursuant to or in accordance with the Merger Agreement, except, in the case of clauses (i), (ii), (iv), (vii) or (viii), to the extent that the Company and its subsidiaries, taken as a whole, are disproportionately adversely affected thereby as compared with other participants in the industry in which the Company and its subsidiaries operate (in which case only the incremental disproportionate adverse affect will be taken into account in determining whether there has been a Company Material Adverse Effect).

Termination Fees. In the event that the Merger Agreement is terminated by the Company pursuant to clause (iii)(B) above, then the Company must pay to Parent concurrently with such termination the $155,000,000, in cash, subject to a credit for any expense reimbursement paid as described below (the “Termination Fee”). In the event that the Merger Agreement is terminated by Parent pursuant to clause (iv)(A) above, then the Company must pay to Parent the Termination Fee immediately following such termination. If (1) after the date of the Merger Agreement, any Person has announced, commenced, publicly disclosed or made known to the Company Board a Takeover Proposal, (2) thereafter, the Merger Agreement is terminated (x) by either Parent or the Company, if the Merger Agreement is terminated (x) by either Parent or the Company pursuant to clause (ii)(B) or (ii)(C) above or (y) by Parent pursuant to clause (iv)(B) above and (3) at any time after the date of the Merger Agreement and prior to the expiration of the twelfth month after the termination of the Merger Agreement, the Company consummates any Takeover Proposal with such person or enters into a definitive agreement related to any Takeover Proposal with such person, then the Company must pay Parent the Termination Fee on the earlier of the date of such entry and the date of such consummation referred to in clause (3). For purposes of the Merger Agreement provision related to the Termination Fee, all references to “25%” in the definition of “Takeover Proposal” are deemed to be references to “50%”. In no event is the Company be required to pay the Termination Fee more than once.

The parties agree that the payment of the Termination Fee will be the sole and exclusive remedy available to Parent and Purchaser with respect to the Merger Agreement and the Transactions in the event any such payment becomes due and payable, and, upon payment of the Termination Fee, the Company (and the Company’s affiliates and its and their respective directors, officers, employees, stockholders and Representatives) will have no further liability to Parent and Purchaser hereunder. However, the immediately preceding sentence will not include any claim by Parent or Purchaser based on a wrongful termination of the Merger Agreement by the Company.

The Company must also reimburse Parent and Purchaser for all of their documented, out-of-pocket expenses actually incurred in connection with the Merger Agreement and the Transactions, up to a maximum of $10,000,000, if the Merger Agreement is terminated (x) by either Parent or the Company pursuant to clause (ii)(B) or (ii)(C) above or (y) by Parent pursuant to clause (iv)(B) above. Such reimbursement must be paid upon demand following such termination, except that no payment is due if the Company has previously paid the Termination Fee.

Specific Performance. Parent, Purchaser and the Company are entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, in addition to any other remedy to which they are entitled at law or in equity.

Amendment or Supplement. The Merger Agreement provides that at any time prior to the Effective Time, the Merger Agreement may be amended or supplemented in any and all respects, whether before or after approval of any of the transactions contemplated thereby by stockholders of the Company, by written agreement of the parties thereto, by action taken by their respective Boards of Directors. However, following approval of the Transactions by the stockholders of the Company, there cannot be an amendment or change to the provisions of the Merger Agreement which by law would require further approval by the stockholders of the Company without such approval.

The Confidentiality Agreement

On April 15, 2011, the Company and Parent entered into a confidentiality agreement (the “2011 Confidentiality Agreement”) and, on May 29, 2012, the Company and Parent entered into a letter agreement pursuant to which the Company and Parent amended the terms of the 2011 Confidentiality Agreement (the “Confidentiality Amendment”, together with the 2011 Confidentiality Agreement, the “Confidentiality Agreement”). Under the Confidentiality Agreement, Parent agreed, among other things, to keep all non-public information concerning the Company confidential (subject to certain exceptions). Under the Confidentiality Agreement, Parent is also subject to certain customary standstill restrictions with respect to the securities of the Company and certain non-solicitation restrictions.

12. Purpose of the Offer; Plans for the Company.

Purpose of the Offer. The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer or otherwise. If the Offer is successful, Purchaser intends to consummate the Merger as soon as practicable after the acquisition of Shares in the Offer.

Statutory Requirements. In general, under the DGCL, a merger of two Delaware corporations requires (i) the adoption of a resolution by the board of directors of each of the corporations desiring to merge approving an agreement and plan of merger containing provisions with respect to certain statutorily specified matters and (ii) the adoption of such agreement by the stockholders of each corporation by the affirmative vote of the holders of at least a majority of all of the outstanding shares of stock entitled to vote on such matter, unless otherwise provided for in that corporation’s certificate of incorporation or, in the case of a short-form merger, as described in the next paragraph. Accordingly, except in the case of a short-form merger, the affirmative vote of the Company’s stockholders representing at least a majority of all outstanding Shares is required in order to adopt the Merger Agreement. Assuming that the Minimum Condition is satisfied, upon consummation of the Offer, Purchaser will own a number of Shares sufficient to enable it to satisfy the stockholder approval requirement to approve the Merger without the affirmative approval of any other stockholder.

The DGCL also provides that, if a parent corporation owns at least 90% of each class of the stock of a subsidiary, that corporation can effect a short-form merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if as a result of the Offer or otherwise, Purchaser acquires or controls at least 90% of the outstanding Shares, Purchaser could, and intends to, effect the Merger without prior notice to, or any action by, any other Company stockholder.

Plans for the Company. Except as otherwise set forth in this Offer to Purchase, it is expected that, following the Merger, the business and operations of the Company will be continued substantially as they are currently being conducted. Parent intends to continue to evaluate the business and operations of the Company both during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such additional actions as it deems appropriate under the circumstances then existing with a view to enhancing the development of the Company’s potential in conjunction with Parent’s existing business.

Except as set forth in this Offer to Purchase, Purchaser and Parent have no present plans, proposals or negotiations that relate to or would result in (i) any extraordinary corporate transaction involving the Company or any of its subsidiaries (such as a merger, reorganization or liquidation), (ii) any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries or (iii) any other material change in the Company’s corporate structure or business.

Appraisal Rights. No appraisal rights are available to the Company stockholders in connection with the Offer. However, if the Merger is consummated, a stockholder of the Company who has not tendered his or her Shares in the Offer or voted in favor of the Merger or consented thereto in writing will have rights under Section 262 of the DGCL to dissent from the Merger and demand appraisal of, and obtain payment in cash for the “fair value” of, that stockholder’s Shares. Those rights, if the statutory procedures are complied with, could lead to a judicial determination of the fair value (immediately prior to the Effective Time) required to be paid in cash to dissenting stockholders of the Company for their Shares. Any such judicial determination of the fair value of the Shares would not necessarily include any element of value arising from the accomplishment or expectation of the Merger and could be based upon considerations other than, or in addition to, the Merger Consideration and the market value of the Shares, including asset values and the investment value of the Shares.

The value so determined could be more or less than, or the same as, the Offer Price or the Merger Consideration. If any Company stockholder who demands appraisal under Section 262 of the DGCL fails to perfect or effectively withdraws or loses his or her right to appraisal and payment under the DGCL, such holder’s Shares will thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, in accordance with the Merger Agreement. A Company stockholder may withdraw his or her demand for appraisal by delivery to Purchaser of a written withdrawal of his or her demand for appraisal within 60 days after the Effective Time or subsequently with the written approval of the surviving corporation. Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRES STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL. FAILURE TO FULLY AND PRECISELY FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR THE PERFECTION OF APPRAISAL RIGHTS WILL RESULT IN THE LOSS OF THOSE RIGHTS. THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS UNDER THE DGCL IS NOT A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY APPRAISAL RIGHTS AVAILABLE UNDER THE DGCL AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE DGCL.

APPRAISAL RIGHTS CANNOT BE EXERCISED AT THIS TIME. THE INFORMATION SET FORTH ABOVE IS FOR INFORMATIONAL PURPOSES ONLY WITH RESPECT TO ALTERNATIVES AVAILABLE TO STOCKHOLDERS IF THE MERGER IS CONSUMMATED. STOCKHOLDERS WHO WILL BE ENTITLED TO APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER WILL RECEIVE ADDITIONAL INFORMATION CONCERNING APPRAISAL RIGHTS AND THE PROCEDURES TO BE FOLLOWED IN CONNECTION THEREWITH BEFORE SUCH STOCKHOLDERS HAVE TO TAKE ANY ACTION RELATING THERETO.

Going Private Transactions. The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions, and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following the consummation of the Offer and, in the Merger, stockholders will receive the same price per Share as that paid in the Offer.

13. Certain Effects of the Offer.

Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than Purchaser and Parent. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

Stock Quotation. The Shares are quoted on the Nasdaq Global Select Market. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the Nasdaq Global Select Market for continued quotation on the Nasdaq Global Select Market. The rules of the Nasdaq Global Select Market establish certain criteria that, if not met, could lead to the discontinuance of quotation of the Shares from the Nasdaq Global Select Market. Among such criteria are the number of stockholders, the number of shares publicly held and the aggregate market value of the shares publicly held. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the Nasdaq Global Select Market for continued quotation and the quotation of the Shares is discontinued, the market for the Shares would be adversely affected.

Following the consummation of the Offer, it is possible that the Shares would be traded on other securities exchanges (with trades published by such exchanges), the OTC Bulletin Board or in a local or regional over-the-counter market. The extent of the public market for the Shares would, however, depend upon the number of holders of Shares and the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

Margin Regulations. The Shares are currently “margin securities” under the Regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which designation has the effect, among other effects, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or be eligible for quotation on the Nasdaq Select Global Market. After consummation of the Offer, Parent and Purchaser currently intend to cause the Company to terminate the registration of the Shares under the Exchange Act as soon as the requirements for termination of registration are met.

14. Dividends and Distributions.

The Merger Agreement provides that from the date of the Merger Agreement until the Effective Time, neither the Company nor any of its subsidiaries will declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock, except (i) the Company’s regular quarterly cash dividends in respect of Shares not exceeding $0.20 per Share with usual declaration, record and payment dates and in accordance with the Company’s current dividend policy, (ii) dividends paid by any subsidiary of the Company to the Company or any wholly owned subsidiary of the Company or (iii) with the prior written consent of Parent. Following completion of the Merger, Parent does not expect that it will continue declaring and paying the Company’s regular quarterly cash dividends.

15. Certain Conditions of the Offer.

Notwithstanding any other provision of the Offer, and subject to the Merger Agreement and any applicable rules and regulations of the SEC, Purchaser will not be required to accept for payment or pay for any validly tendered Shares pursuant to the Offer if:

(a) at the expiration of the Offer, the number of Shares validly tendered in accordance with the terms of the Offer and not withdrawn, taken together with the Shares (if any) then owned by Parent or any of its subsidiaries, does not represent more than 50% of the Shares then outstanding determined on a fully-diluted basis (on a “fully-diluted basis” meaning the number of Shares then issued and outstanding plus all Shares which the Company may be required to issue as of such date pursuant to options, warrants, convertible securities or similar obligations then outstanding, other than the Series A Convertible Notes and the Series B Convertible Notes) (the “Minimum Condition”);

(b) any applicable waiting period under the HSR Act has not expired or been terminated prior to the expiration of the Offer; or

(c) immediately prior to the expiration of the Offer, any of the following conditions exist:

(i) any injunction, judgment, ruling, order or decree has been instituted, issued or entered, or any law (other than routine application of the waiting period provisions of the HSR Act) has been enacted, issued, promulgated or enforced, by any Governmental Authority having jurisdiction over the Company, Parent or Purchaser which (a) restrains, enjoins or prohibits consummation of the Offer or the Merger or makes the consummation of the Offer or the Merger illegal or (b) would reasonably be expected to result in a Substantial Detriment;

(ii) there is pending (i) any proceeding, claim, suit or action brought by any Governmental Authority seeking to (A) restrain, enjoin or prohibit the consummation of the Offer or the Merger or make the consummation of the Offer or the Merger illegal or (B) impose a Substantial Detriment or (ii) any proceeding, claim, suit or action brought by any other person that (A) relates to the Merger Agreement or the Transactions and (B) would reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole;

(iii) since the date of the Merger Agreement, there has been any events, changes, effects or occurrences that have had or would reasonably be expected to have a Company Material Adverse Effect;

(iv) (A) the representations and warranties of the Company in the Merger Agreement (1) related to authority, noncontravention, voting requirements and governmental approvals are not true and correct on and as of the date of such determination as if made on such date, (2) related to subsidiaries, capitalization, brokers and other advisors and employment arrangements are not be true and correct on and as of the date of such determination as if made on such date (other than those representations and warranties that address matters only as of a particular date which are true and correct as of such date), except where the failure of such representations and warranties to be so true and correct as of such dates has not had and would not reasonably be expected to have more than a de minimis effect on the reasonably expected benefits of the Transactions to Parent and Purchaser, or (3) otherwise set forth in the Merger Agreement will not be true and correct, on and as of the date of such determination as if made on such date (other than those representations and warranties that address matters only as of a particular date which are true and correct as of such date), except where the failure of such representations and warranties to be so true and correct as of such dates has not had and would not reasonably be expected to have a Company Material Adverse Effect, (B) the Company has breached or failed in any material respect to perform or comply with any obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by it prior to the expiration of the Offer, and such breach or failure has not been cured or (C) Parent has not received a certificate, dated the Expiration Date, signed on behalf of the Company by an authorized officer, to the effect that none of the matters set forth in clauses (A) and (B) of this paragraph (iv) has occurred; or

(v) the Merger Agreement has been terminated in accordance with its terms.

16. Certain Legal Matters; Regulatory Approvals.

General. Except as described in this Section 16, based on its examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, Purchaser is not aware of any governmental license or regulatory permit that appears to be material to the Company’s business that might be adversely affected by Purchaser’s acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser or Parent as contemplated herein. Should any such approval or other action be required, Purchaser currently contemplates that, except as described below under “State Takeover Statutes”, such approval or other action will be sought. While Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company’s business, any of which under certain conditions specified in the Merger Agreement could cause Purchaser to elect to terminate the Offer without the purchase of Shares thereunder. See Section 15 — “Certain Conditions of the Offer”.

State Takeover Statutes. A number of states (including Delaware, where the Company is incorporated) have adopted laws that purport, to varying degrees, to apply to attempts to acquire securities of corporations that are incorporated in, or that have substantial assets, stockholders, principal executive offices or principal places of business in those states or whose business operations otherwise have substantial economic effects in such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. To the extent that these state takeover statutes (other than Section 203 of the DGCL as described below) purport to apply to the Offer or the Merger, Parent and Purchaser believe that those laws conflict with U.S. Federal law and are an unconstitutional burden on interstate commerce. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated in, and has a substantial number of stockholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. Federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. Federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In 1988, a U.S. Federal district court in Florida held, in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside Florida.

Section 203 of the DGCL prevents certain “business combinations” with an “interested stockholder” (generally, any person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) for a period of three years following the time such person became an interested stockholder, unless, among other things, prior to the time the interested stockholder became such, the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became such. The Company Board has taken all action necessary to exempt the Merger Agreement and the Transactions (including the Offer and the Merger) from the provisions of Section 203 of the DGCL, and such action is effective as of July 1, 2012.

Purchaser is not aware of any other state takeover laws or regulations which are applicable to the Offer or the Merger and has not attempted to comply with any other state takeover laws or regulations. If any government official or third party should seek to apply any state takeover law to the Offer or the Merger or other business combination between Purchaser or any of its affiliates and the Company, Purchaser will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In that case, Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 15 — “Certain Conditions of the Offer”.

United States Antitrust Compliance. Under the HSR Act, and the related rules and regulations that have been issued by the Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the FTC and the Antitrust Division of the Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied. These requirements apply to Purchaser’s acquisition of the Shares in the Offer and the Merger.

Under the HSR Act, the purchase of Shares in the Offer may not be completed until the expiration of a 15-calendar day waiting period following the filing of certain required information and documentary material concerning the Offer with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. Each of Parent and the Company expect to file a Premerger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer and the Merger on July 11, 2012, and, if so filed, the required waiting period with respect to the Offer and the Merger will expire at 11:59 p.m., New York City time, on or about July 26, 2012, unless earlier terminated by the FTC and the Antitrust Division, or Parent or the Company, as applicable, receives a request for additional information or documentary material prior to that time. If within the 15-calendar day waiting period either the FTC or the Antitrust Division requests additional information or documentary material from Parent or the Company, as applicable, the waiting period with respect to the Offer and the Merger would be extended for an additional period of ten calendar days following the date of Parent’s or the Company’s, as applicable, substantial compliance with that request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act rules. After that time, the waiting period may be extended only by court order. The FTC or the Antitrust Division may terminate the additional 10-calendar day waiting period before its expiration. In practice, complying with a request for additional information and documentary material can take a significant period of time.

The FTC and the Antitrust Division may scrutinize the legality under the antitrust laws of proposed transactions such as Purchaser’s acquisition of Shares in the Offer and the Merger. At any time before or after the purchase of Shares by Purchaser, the FTC or the Antitrust Division could take any action under the antitrust laws that it considers either necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares in the Offer and the Merger, the divestiture of Shares purchased in the Offer or the divestiture of substantial assets of Parent, the Company or any of their respective subsidiaries or affiliates. Private parties as well as state attorneys general also may bring legal actions under the antitrust laws under certain circumstances.

Other Foreign Laws. The Company and Parent and certain of their respective subsidiaries and affiliates conduct business in several foreign countries where regulatory filings or approvals may be required or desirable in connection with the consummation of the Offer or the Merger. Parent and the Company are analyzing the applicability of any such laws and currently intend to take such action as may be required or desirable.

If any such laws are applicable or any foreign governmental entity takes an action prior to the completion of the Offer, Purchaser may not be obligated to accept for payment or pay for any Shares tendered. See Section 15 — “Certain Conditions of the Offer”.

Litigation. On July 11, 2012, a putative class action lawsuit (Fader v. Lincare Holdings Inc., et al., Case No. 12-8401) was filed in the Circuit Court of the 6th Judicial Circuit in and for Pinellas County, Florida, St. Petersburg Branch, against the Company, each member of the Company Board, Parent and Purchaser. The plaintiff, Dustin Fader, claims to be a stockholder of the Company, and purports to be acting on his own behalf and on behalf of the Company’s stockholders. The complaint alleges that the Company’s directors breached their fiduciary duties in connection with the proposed sale of the Company to Parent, and that the other defendants aided and abetted these alleged breaches of fiduciary duty. The action seeks injunctive relief, among other remedies. The Company, Parent and Purchaser intend to vigorously defend against these claims.

17. Fees and Expenses.

Morgan Stanley & Co. LLC is acting as Dealer Manager in connection with the Offer, for which services it will receive customary compensation. Parent and Purchaser have agreed to reimburse Morgan Stanley & Co. LLC for reasonable costs and expenses incurred in connection with its engagement, and to indemnify it and certain related parties against specified liabilities. In the ordinary course of Morgan Stanley & Co. LLC’s businesses, it and its affiliates may actively trade or hold securities or loans of Parent and the Company for its own account or for the accounts of customers and, accordingly, Morgan Stanley & Co. LLC or its affiliates may at any time hold long or short positions in these securities or loans.

Parent and Purchaser have retained MacKenzie Partners, Inc. to act as the Information Agent and Computershare Trust Company, N.A. to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable expenses and will be indemnified against certain liabilities and expenses in connection therewith.

Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary, the Dealer Manager and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

18. Miscellaneous.

The Offer is not being made to holders of Shares in any jurisdiction in which the making of the Offer would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

No person has been authorized to give any information or to make any representation on behalf of Parent or Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person will be deemed to be the agent of Purchaser, the Depositary, the Information Agent or the Dealer Manager for the purpose of the Offer.

Parent and Purchaser have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed with the SEC a Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the Company Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 7 — “Certain Information Concerning the Company”.

LINDE US INC.

July 11, 2012

SCHEDULE I

MEMBERS OF THE SUPERVISORY BOARD AND THE EXECUTIVE BOARD OF PARENT

DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

1. Members of the Supervisory Board and the Executive Board of Parent. The following table sets forth the name, citizenship, present principal occupation or employment and past material occupations, positions, offices or employment for at least the past five years for each member of the Supervisory Board and Executive Board of Parent. The current business address of each person is Linde AG, Klosterhofstrasse 1, 80331 Munich, Germany, and the current business phone number of each person is +011-49-89-35757-01.

Name and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During at Least the Past Five Years

Dr. Manfred Schneider, German

Function at Parent. Dr. Schneider has been Chairman of the Supervisory Board of Parent since May, 2003. He has been a member of the Supervisory Board since May 2001. He is also Chairman of the Mediation Committee, the Standing Committee and the Nomination Committee, and is a member of the Audit Committee.

Other activities. Dr. Schneider serves on the Supervisory Boards of Bayer AG and RWE AG as Chairman.

Professional background. Dr. Schneider received his Master of Business Administration and Doctorate in Political Science, Germany, from the Universities of Freiburg, Hamburg and Cologne. From 1966 to 2002, Dr. Schneider served at Bayer AG, Germany, in various roles including Head of Finance and Accounting, Head of Regional Coordination, Corporate Auditing and Controlling. From 1987 to 1992, he was a member of the Board of Management, and from 1992 to 2002, he was Chairman of the Board of Management.

Hans-Dieter Katte, German

Function at Parent. Hans-Dieter Katte has been Deputy Chairman of the Supervisory Board since May, 2003. He has served as a member of the Supervisory Board since May, 1998. He is also a member of the Mediation Committee, the Standing Committee and the Audit Committee. Since 1997, Mr. Katte serves as Chairman of the Pullach Works Council of the Engineering Division.

Professional background. Mr. Katte trained as a coppersmith, welder and as a master coppersmith. He passed his welding expert examination in 1983 and his welding instructor examination in 1985. At Parent, he has worked as a coppersmith in manufacturing, as a welder in plate heat exchanger manufacturing, and as a welding trainer in plate heat exchanger manufacturing. In 1986, he became a group leader in manufacturing, and in 1987 earned an employment contract as technical employee in labor plannings.

Michael Diekmann, German

Function at Parent. Michael Diekmann has been Second Deputy Chairman of the Supervisory Board since May, 2003. He is also a member of the Mediation Committee, the Standing Committee and the Nomination Committee.

Other activities. Mr. Diekmann is a member of the Supervisory Board of BASF SE, Siemens AG, Allianz Deutschland AG, Allianz Global Investors AG (of which he is Chairman), Allianz France S.A. (of which he is Vice Chairman of the Administrative Board) and Allianz S.p.A. Since 2003, he has been Chairman of the Board of Management of Allianz SE (formerly Allianz AG).

Professional background. Mr. Diekmann completed his studies in Law and Philosophy at the University of Göttingen in 1982. From 1983 to 1988 he acted as the Chief Executive Officer of Diekmann/Thieme GbR. Since 1988, he has served at Allianz Group in various roles. In 1998, he became a member of the Board of Management of Allianz AG.

Professor Dr. Ann-Kristin Achleitner, German

Function at Parent. Dr. Ann-Kristin Achleitner has been a member of the Supervisory Board since May, 2011. She also serves as a member of the Audit Committee.

Other activities. Dr. Achleitner is a member of the METRO AG, Germany, Supervisory Board, and a member of the Board of Directors of Vontobel Holding AG and Bank Vontobel AG (both Switzerland). She has been the holder of KfW Endowed Chair for Entrepreneurial Finance since 2001 and the Scientific Director of the Center for Entrepreneurial and Financial Studies (CEFS) since 2003 at Technische Universität München (TUM).

Professional background. Dr. Achleitner holds a Degree in Business Administration (lic. oec. HSG), Degree in Law (lic. iur. HSG), Doctorate in Business Administration and Doctorate in Law and completed her postdoctoral thesis at the University of St. Gallen (HSG), Switzerland. She has served as a consultant at MS Management Service AG, and a lecturer at HSG. She was a consultant at McKinsey & Company, Inc. from 1994 to 1995. From 1995 to 2001, she was the holder of the Endowed Chair for Banking and Finance and Chair of the Board of the Institute for Financial Management at International University Schloß Reichartshausen.

Dr. Clemens Börsig, German

Function at Parent. Dr. Börsig has been a member of the Supervisory Board since June, 2006. He is also Chairman of the Audit Committee.

Other activities. Dr. Börsig is also a member of the Supervisory Boards of Bayer AG and Daimler AG in Germany. He is a member of the Board of Directors of Emerson Electric Company, USA.

Professional background. Dr. Börsig received his degree in Business Administration and his Doctorate in Political Science from the University of Mannheim. From 1977 to 1985 he served in various roles at the Mannesmann Group, including Head of Strategic Planning department, Head of Corporate Strategic Planning and Chief Financial and Administrative Officer. From 1985 to 1997, he was at Robert Bosch GmbH, serving as Head of Business Administration, a Member of the Board of Management and Managing Director. From 1997 to 1999, he was a member of the Executive Board and Chief Financial Officer of RWE AG, Germany. He served at Deutsche Bank AG, Germany, from 1999 to 2006 as an Executive Vice President, member of the Executive Board, Chief Financial Officer, member of the Group Executive Committee and Chief Risk Officer. From May 2006 to May 2012, he was the Chairman of the Supervisory Board of Deutsche Bank AG.

Gernot Hahl, German

Function at Parent. Gernot Hahl has been a member of the Supervisory Board since May, 1998. He is also a member of the Mediation Committee, the Standing Committee and the Audit Committee. He has served as Chairman of the Worms Work Council of the Gases Division since 1998 and as Chairman of the Group Works Council and Chairman of the European Works Council since 2007.

Professional background. Mr. Hahl has trained as a mechanic and a gas welder. From 1979 to 1987, he served as a skilled vehicle maintenance worker at the locomotive depot of Deutsche Bahn AG. He was a metalworker at the Worms production facilities in 1987.

Thilo Kämmerer, German

Function at Parent. Thilo Kämmerer has been a member of the Supervisor Board since May 2003.

Other activities. Mr. Kämmerer also is a member of the Supervisory Board of KION GROUP GmbH and KION Holding 1 GmbH. He has served as Trade Union Secretary of IG Metall since 1986.

Professional background. Mr. Kämmerer received his training as a mechanic with MAN Roland in Offenbach. He served in the Civilian National Service with Arbeiterwohlfahrt welfare association. In 1986, Mr. Kämmerer received his Degree in Sociology.

Matthew F.C. Miau, American

Function at Parent. Matthew F.C. Miau has been a member of the Supervisory Board since June, 2008.

Other activities. Mr. Miau is also a member of the Board of Directors at BOC Lienhwa Industrial Gases Co. Ltd., Winbond Electronics Corp., Getac Technology Corporation and Synnex Corporation in Taiwan and the US. Since 1976, he has been at MiTAC-Synnex Group, Taiwan, where he currently serves as Chairman.

Professional background. Mr. Miau received a Bachelor in Electronic Engineering and Computer Science

at the University of California at Berkeley. He received a Master of Business Administration from Santa Clara University. From 1970 to 1971, Mr. Miau was an engineer at Electronic Arrays Inc. From 1971 to 1976, he served as a Project Manager and Product Marketing Manager at Intel Corp.

Klaus-Peter Müller, German

Function at Parent. Klaus-Peter Müller has been a member of the Supervisory Board since May, 2003. He is also a member of the Standing Committee and the Nomination Committee.

Other activities. Mr. Müller is also a member of the Supervisory Boards of Commerzbank AG (of which he is Chairman), Fresenius SE & Co. KGaA and Fresenius Management SE. He is a member of the Administrative Board of Landwirtschaftliche Rentenbank and a member of the Board of Directors of Parker Hannifin Corporation. Since July 2008, he has been the Chairman of the Government Commission on the German Corporate Governance Code.

Professional background. Mr. Müller received his apprenticeship in banking at Bankhaus Friedrich Simon KGaA. He was a first lieutenant in the military from 1964 to 1966. From 1966 to 2008, he has served at Commerzbank AG in various positions, including Manager of the Düsseldorf branch, Joint Manager of the New York Branch, Executive Vice President, Head of the Corporate Banking department. In 1990, he became a member of the Board of Managing Directors and in 2001 Spokesman of the Board of Managing Directors.

Jens Riedel, German

Function at Parent. Jens Riedel has been a member of the Supervisory Board since January, 2007. He has served as Chairman of the Lenna Works Council since 2004.

Professional background. Mr. Riedel is trained as a skilled chemical worker. He worked as a skilled chemical worker at Leuna Werke, Germany, from 1984 to 1991 and at Parent from 1991 to 2001. From 2001 to 2004 he was the shift supervisor at an air separation plant at Parent.

Xaver Schmidt, German

Function at Parent. Xaver Schmidt has served on the Supervisory Board since September, 2008.

Other activities. Mr. Schmidt is also the Alternating Chairman of Berufsgenossenschaftliches Universitätsklinikum Bergmannsheil GmbH, Germany. He is a Secretary to the Executive Board of the trade union IG Bergbau, Chemie, Energie, Hannover.

Professional background. Mr. Schmidt received his training as a mining mechanic at Zollverein Mine and also studied at Sozialakademie Dortmund. He was responsible for backfilling at Zollverein Mine from 1981 to 1986, and was a training instructor at Osterfeld Mine in 1987. Since 1988, Mr. Schmidt has served at IG Bergbau in various positions, including Trade Union Secretary, Head of Residential Buildings department and Secretary to the Executive Board.

Josef Schregle, German

Function at Parent. Josef Schregle has been a member of the Supervisory Board since January, 2007. He serves as the Head of Finance EMEA (Europe, Middle East, Africa) and Project Control Finance EMEA of the Engineering Division.

Other activities. Mr. Schregle has served as a Spokesman for Senior Executives of Parent, Engineering Division, and is a member of the Group Management Representative Committee of Parent.

Professional background. Mr. Schregle received a degree in Business Administration in 1975. From 1975 to 1978, he worked in Group Internal Audit and Business Administration at Licht- und Kraftversorgung. Since 1979, he has served in the Engineering Division of Parent in various roles, including

Assistant to the Head of Finance and Accounting,

Head of Financial Accounting,

Business Manager of Selas Kirchner,

Head of Finance and Accounting,

Head of Finance and Financial Control.

Professor Dr. Wolfgang Reitzle, German

Function at Parent. Professor Dr. Wolfgang Reitzle, is the Chief Executive Officer. He has served as a member of the Executive Board since 2002.

Other activities. Dr. Reitzle is Chairman of the Supervisory Board of Continental AG. He is also a Member of the Board of Directors of Holcim Ltd.

Professional background. Dr. Reitzle received his Degree in Engineering (Dipl.-Ing.) from the Technical University of Munich in 1971. He served as a Scientific Assistant at the Institute for Materials and Processing at the Technical University of Munich from 1971 to 1974, and received a Doctorate of Engineering (Dr.-Ing) in Metal Physics in 1974. In 1975, Dr. Reitzle earned a Degree in Economics and Engineering (Dip.-Wirt.-Ing.) from the Technical University of Munich. From 1976 to 1999, Dr. Reitzle was with BMW AG, Munich, where he held various executive positions and served as a Member of the Executive Board. In 1999, he joined Ford Motor Company, USA, where he served as Group Vice President and as the Chairman and CEO of the Premier Automotive Group.

Professor Dr. Aldo Belloni, Italian

Function at Parent. Professor Dr. Aldo Belloni has been a member of the Executive Board since 2000. He is responsible for the Engineering Division, the operating segment EMEA (Europe, Middle Eastern, Africa) and the Global Business Unit Tonnage (on-site). He has been with Parent since 1980.

Other activities. Dr. Belloni has served as an Expert at the Interministerial Committee for Export Guarantees of the German Federal Ministry of Economics and Labor (IMA) since 2003. Since 2002, he has served as a Board Member of the European Industrial Gases Association (EIGA). Since 2001, he has been a Board Member of DECHEMA e.V. (Society for Chemical Engineering and Biotechnology). He was named an Honorary Professor of Low Temperature Process Engineering at TU Dresden in 2011. Professional background. Dr. Belloni pursued his Doctoral studies in Engineering Sciences and Chemistry at the Milan Polytechnic Institute, receiving a Doctorate in Chemical Engineering (Dr.-Ing.) in 1973. From 1974 to 1976, Dr. Belloni was a Process Engineer at Oxon Italia SpA, and then a Processor Engineer at Krebs & Co. GmbH from 1976 until 1980.

Thomas Blades, British

Function at Parent. Thomas Blades has been a member of the Executive Board since March, 2012. He is responsible for the operating segment Americas, the Global Business Unit Healthcare and the Business Area Merchant & Packaged Gases (liquefied and cylinder gases).

Professional background. Mr. Blades pursued his education in Electrical Engineering in Salford, United Kingdom and Lyon, France. He joined Schlumberger Ltd. in 1978, where he served as Vice President and General Manager Schlumberger/Geco-Prakla from 1993 to 1996. In 1996, he was the Chief Operating Officer and Executive Vice President of NUMAR Corporation, USA. In 1997, he was an Executive Vice President at Halliburton, Germany. In 1998, he became the President and Chief Executive Officer of SPECTRO Analytical Instruments. In 2004, he became the President and Chief Executive Officer of CHOREN Industries GmbH, Germany. In 2009, Mr. Blades went to Siemens AG, Germany, Energy Sector and became CEO Oil & Gas Division.

Georg Denoke, German

Function at Parent. Georg Denoke has been a Member of the Executive Board, Chief Financial Officer and Employment Director at Parent since 2006. From 2004 to 2006, Mr. Denoke was a Member of the Operational Board Gas & Engineering / Chief Financial Officer.

Professional background. Mr. Denoke received his degree in Business Administration from Baden-Wuerttemberg Cooperative State University in 1989, and a degree in Information Science at the University of Konstanz in 1992. From 1993 to 2000, Mr. Denoke served at Mannesmann AG, Germany, where he first acted as Head of Corporate Controlling and later as Head of Corporate Communications & Investor Relations. From 2000 to 2001, he was the Managing Director of TeleCommerce & IT and a Member of the European Board at Vodafone Group plc. From 2001 to 2004, Mr. Denoke was the Chief Executive Officer of Apollis AG, Munich.

Sanjiv Lamba, Indian

Function at Parent. Sanjiv Lamba has been a Member of the Executive Board of Parent since March, 2011, responsible for the operating segment Asia/Pacific, the Asian Joint Ventures and the Business Area Electronics (electronic gases). From 2007 until 2011, Mr. Lamba was the Head of Regional Business Unit South & East Asia at Linde Gas Asia Pte. Ltd. He worked at BOC Gases as Managing Director, PGS (Process Gas Solutions) South & South East Asia. From 1989 to 1993 and 1997 to 2005, he was at BOC India Ltd. serving in various positions including General Manager Finance, Board Member, Director Finance and Managing Director. From 1993 to 1997, he was seconded to the BOC Group plc, UK, headquarters. He also is a member of the Board of Directors of Linde Pakistan Limited, Linde Bangladesh Limited and BOC India Limited.

Other activities. Mr. Lamba is a Committee Member of the Young Presidents’ Organisation and a Member of the Board of the Asia Industrial Gases Association.

Professional background. Mr. Lamba received a Bachelor of Commerce at St. Xavier’s College at Calcutta University in 1987. From 1987 to 1988, Mr. Lamba was a Management Trainee at Lipton India Limited. He was named a Chartered Accountant by the Institute of Chartered Accountants of India in 1989.

2. Directors and Executive Officers of Purchaser. The following table sets forth the name, citizenship, business address, business phone number, present principal occupation or employment and past material occupations, positions, offices or employment for at least the past five years for each director and executive officer of Purchaser. The current business address of each person is Linde US Inc., 575 Mountain Avenue, Murray Hill, NJ 07974, and the current business phone number of each person is (908) 464-8100.

Name and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During at Least the Past Five Years

Patrick F. Murphy, American

Function at Purchaser. Patrick F. Murphy is a director and the Chief Executive Officer of Purchaser.

Other activities. Mr. Murphy has been the Chief Executive Officer and President of Linde North America Inc. since 2007. Prior to his current role, Mr. Murphy was Chief Executive Officer and President of Linde Gas LLC.

Jens Luehring, German

Function at Purchaser. Jens Luehring is a director and the Chief Financial Officer of Purchaser.

Other activities. Mr. Luehring has been the Head of Finance, Americas, of The Linde Group since April 2012. Prior to his current role, Mr. Luehring had been the Head of Mergers & Acquisitions of The Linde Group from April 2007 to March 2012.

Professional background. Mr. Luehring received a Master of Business Economics from Hanover University in 1998.

The Letter of Transmittal, any certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or its, his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

By Mail:	By Overnight Courier:
Computershare c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	Computershare c/o Voluntary Corporate Actions 250 Royall Street, Suite V Canton, MA 02021

Questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com

The Dealer Manager for the Offer is:

Morgan Stanley & Co. LLC

1585 Broadway

New York, NY 10036

(855) 383-2921 (U.S. Toll Free)